UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

Hawaiian Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Lawrence S. Hershfield Chairman of the Board of Directors	Hawaiian Holdings, Inc. 3375 Koapaka Street, Suite G-350 Honolulu, HI 96819

March 31, 2017
To Our Stockholders:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Hawaiian Holdings, Inc., which will be held at The Hilton Hawaiian Village Waikiki Beach Resort, Kalia Executive Conference Center, Hibiscus Suite, 2005 Kalia Road, Honolulu, HI 96815, on Wednesday, May 10, 2017, at 8:00 AM, local time.
The attached Notice of Annual Meeting and Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Only stockholders of record of our outstanding common stock and special preferred stock at the close of business on March 13, 2017 will be entitled to notice of and to vote at the Annual Meeting.
Your vote, regardless of the number of shares you own, is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. Please note that in order for your vote to be counted, you must complete and return the stockholder questionnaire described in the attached Proxy Statement under “Restriction on Foreign Ownership of Voting Stock” and included on the proxy card.
Thank you for your ongoing support of and continued interest in Hawaiian Holdings, Inc.

Sincerely,

Lawrence S. Hershfield Chairman of the Board of Directors

HAWAIIAN HOLDINGS, INC.
3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
(808) 835-3700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Hawaiian Holdings, Inc. (the “Company”) will be held at The Hilton Hawaiian Village Waikiki Beach Resort, Kalia Executive Conference Center, Hibiscus Suite, 2005 Kalia Road, Honolulu, HI 96815, on Wednesday, May 10, 2017, at 8:00 AM, local time, to consider and act upon the following matters:

1.	To elect seven directors from among the nominees described in the Proxy Statement;

2.	To ratify Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Proxy Statement;

4.	To approve, on an advisory basis, the frequency of the advisory vote on the compensation of the Company’s named executive officers, as described in the Proxy Statement; and

5.	To transact such other business as may properly come before the Annual Meeting, or any and all adjournments or postponements thereof.
Only stockholders of record of our outstanding common stock and special preferred stock at the close of business on March 13, 2017, the record date, will be entitled to vote at the Annual Meeting. Please note that in order for your vote to be counted, you must complete and return the stockholder questionnaire described in the accompanying Proxy Statement under “Restriction on Foreign Ownership of Voting Stock” and included on the proxy card.
The Board of Directors desires to have maximum representation of stockholders at the Annual Meeting. We are providing access to our proxy materials over the Internet under the rules adopted by the U.S. Securities and Exchange Commission in 2008. We believe that electronic availability of proxy materials allows us to provide stockholders with the information they need while lowering delivery costs and reducing the environmental impact of our Annual Meeting. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. You may revoke your proxy at any time prior to its use, by notice in writing to me, the Company’s Corporate Secretary, by presentation of a later‑dated proxy or by attending the Annual Meeting and voting in person.

By order of the Board of Directors,

Aaron J. Alter Corporate Secretary
Dated: March 31, 2017
Your vote is important. To vote your shares, please follow the instructions in the
Notice of Internet Availability of Proxy Materials (the "Notice"), which is being mailed to you on or about March 31, 2017.

GENERAL INFORMATION
Important Notice Regarding Availability of Proxy Materials
This Proxy Statement and our Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/17758.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to certain of our stockholders over the Internet. Accordingly, we are mailing the Notice to stockholders on or about March 31, 2017. All stockholders will have the ability to access via the Internet the proxy materials, including this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2016. Instructions on how to access the proxy materials over the Internet or to request a paper copy of the proxy materials can be found on the Notice. The Notice also instructs you as to how you may submit your vote on the Internet. You will not receive paper copies of the proxy materials unless you request them.
On the date of mailing of the Notice, all stockholders will have the ability to access all of our proxy materials on the Internet. These proxy materials will be available free of charge.
If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice. Stockholders who do not receive a separate copy of the Notice may request to receive a separate copy of the Notice by calling (808) 835-3613 or by writing to Hawaiian Holdings, Inc., 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819, Attn: Corporate Secretary. Alternatively, stockholders who share an address and receive multiple copies of the Notice can request to receive a single copy by following the same instructions.
Solicitation of Proxies
Our Board of Directors is soliciting the enclosed proxy.
We will make proxy solicitations by mail, and also by telephone, facsimile transmission or otherwise, as we deem necessary. We will bear the costs of this solicitation. We will request banks, brokerage houses, nominees and other fiduciaries nominally holding shares of our common stock, par value $0.01 per share (the “Common Stock”), to forward the Notice and proxy soliciting materials and stockholder questionnaires to the beneficial owners of such Common Stock and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding the Notice and proxy materials and stockholder questionnaires to the beneficial owners.
Record Date, Quorum and Voting Requirements
Holders of shares of Common Stock and our Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock (collectively, the “Special Preferred Stock”) at the close of business on March 13, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 53,633,709 shares of Common Stock and one share each of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock outstanding. Each share of Common Stock and Special Preferred Stock outstanding on the Record Date is entitled to one vote on each matter presented at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of all outstanding shares of stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. The election of directors (Proposal No. 1) and the recommendation of the frequency of executive compensation votes (Proposal No. 4) require a plurality of the votes cast by the holders of shares of Common Stock and Special Preferred Stock at a meeting at which a quorum is present. The other proposals require the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock and Special Preferred Stock at a meeting at which a quorum is present. Our Common Stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “HA.”
Shares of Common Stock and Special Preferred Stock represented by all properly executed proxies received in time for the Annual Meeting will be voted, unless revoked, in accordance with the choices specified in the proxy, subject to our receipt of the stockholder questionnaires described below. See “Restriction on Foreign Ownership of Voting Stock.” Unless contrary instructions are indicated on the proxy, the shares will be voted FOR ALL NOMINEES in the election of the seven director nominees named in this Proxy Statement (Proposal No. 1), FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal No. 2), FOR the proposal to approve executive compensation by non-binding vote (Proposal No. 3) and ONE YEAR for the recommendation of the frequency of executive compensation votes (Proposal No. 4). Representatives of our transfer agent will assist us in the tabulation of the votes. Abstentions are counted as shares represented at the meeting and entitled to vote for purposes of determining a quorum. Abstentions will have no effect on the outcome of the vote for the election of directors (Proposal No. 1) or the non-binding vote on the frequency of executive compensation votes (Proposal No. 4). If you abstain from voting on the proposal to ratify the appointment of Ernst & Young LLP (Proposal No. 2) or the non-binding proposal to approve executive compensation (Proposal No. 3), your abstention will have the same legal effect as a vote “against” such proposal or proposals.
Brokers who hold shares of Common Stock for the accounts of their clients must vote such shares as directed by their clients. If brokers do not receive instructions from their clients, the brokers may vote the shares in their own discretion with respect to certain “discretionary” items, but will not be allowed to vote the shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal No. 2) is considered to be a discretionary item, and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal No. 1), approval of the non-binding vote on executive compensation (Proposal No. 3) and approval of the non-binding vote on the frequency of executive compensation votes (Proposal No. 4) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. The Company will count the shares represented by broker non-votes in determining whether there is a quorum. Broker non-votes will have no effect on the outcome of the vote to approve the election of directors (Proposal No. 1), the non-binding vote on executive compensation (Proposal No. 3) or the non-binding vote on the frequency of executive compensation votes (Proposal No. 4).
Restriction on Foreign Ownership of Voting Stock
Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) prohibits the ownership or control by non-U.S. citizens of more than 25% of our issued and outstanding voting stock, pursuant to 49 USC Secs. 40102(a)(15) and 41102 and U.S. Department of Transportation regulations. In order to comply with this requirement, we maintain a Foreign Stock Record to keep track of transfers of our voting stock to non-U.S. citizens. At no time will the ownership or control of shares representing more than 25% of our voting stock be registered on the Foreign Stock Record. If, at any time, we determine that the number of shares of our voting stock purportedly registered on the Foreign Stock Record exceeds 25% of the total number of shares of our voting stock, we shall remove sufficient shares from the Foreign Stock Record in reverse chronological order so that the number of shares of our voting stock registered on the Foreign Stock Record does not exceed 25% of our issued and outstanding voting stock. Shares of our voting stock that we know to be owned or controlled by non-U.S. citizens and that are not registered on the Foreign Stock Record shall not be entitled to vote until so registered.
Before any stockholder (including any natural person, as well as any corporation or other entity) of the Company is permitted to vote its shares at the Annual Meeting, that stockholder must complete and return a stockholder questionnaire (included on the proxy card) to establish its citizenship. If any stockholder is determined not to be a U.S. citizen, that stockholder’s stock will be registered on the Foreign Stock Record and voted in accordance with the Certificate of Incorporation, subject to the limitations and procedures described above.
Special Preferred Stock Designees
As described in greater detail in the section below entitled “Security Ownership of Certain Beneficial Owners and Management—Special Preferred Stock,” the International Association of Machinists and Aerospace Workers (the “IAM”), the Association of Flight Attendants (the “AFA”) and the Air Line Pilots Association (the “ALPA”) (each, a “Union” and collectively, the “Unions”) hold one share of the Company’s Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock, respectively, that, in accordance with our Amended By-Laws, entitle each Union to nominate one director (each such director, a “Special Preferred Stock Designee”). Mr. Joseph Guerrieri, Jr. is the IAM’s designee to the Board of Directors, Mr. William S. Swelbar is the AFA’s designee to the Board of Directors and Mr. Duane E. Woerth is the ALPA’s designee to the Board of Directors. The Special Preferred Stock Designees are not elected by the holders of the Common Stock, and their election is, accordingly, not to be considered at the Annual Meeting.
Revocability of Proxy
Giving the enclosed proxy does not preclude your right to vote in person if you so desire. You may revoke your proxy at any time prior to its exercise by notifying our Corporate Secretary in writing, by giving us a later‑dated proxy, or by attending the Annual Meeting and voting in person.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
We are committed to adopting and adhering to sound corporate governance principles. Having such principles is essential to operating our business efficiently and to maintaining our integrity and reputation in the marketplace. We have adopted a Code of Ethics that applies to all of our directors, executive officers and other employees. The Code of Ethics, as well as all of the charters of our Board Committees, is available on the Investor Relations section of our website at https://www.hawaiianairlines.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K, regarding any amendment to, or waiver from, a provision of our Code of Ethics with respect to our directors and executive officers, by posting such information on our website, at the address and location specified above.
Board Independence
The Governance and Nominating Committee and the Board of Directors assess the independence of the directors at least annually. The assessment is based upon the applicable NASDAQ listing standards, the federal securities laws and the regulations promulgated by the SEC thereunder. During the annual assessment of director independence, the Governance and Nominating Committee and the Board of Directors consider transactions and relationships between the Company or its subsidiaries or affiliates, on the one hand, and each director, members of his or her immediate family, or other entities with which he or she is affiliated, on the other hand. Based on the review and recommendation of the Governance and Nominating Committee, the Board of Directors has affirmatively determined that a majority of its members and each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are independent within the meaning of the applicable NASDAQ listing standards and the SEC’s director independence standards. The independent directors are named below under “Proposal No. 1: Election of Directors.”
Board Leadership Structure
Our current Chairman, Mr. Hershfield, has held the role of Chairman since July 2004. From the beginning of his term until June 2005, he was also the Company’s President and Chief Executive Officer (“CEO”). When Mr. Dunkerley, who succeeded Mr. Hershfield as CEO, was appointed, we determined that it was in the Company’s best interest to separate the roles of CEO and Chairman, and for Mr. Hershfield to continue in his role as Chairman. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. While our Amended By-Laws and corporate governance guidelines do not require that our Chairman and CEO positions be separate, the Board of Directors believes that having an independent outside director serve as Chairman is the appropriate leadership structure for the Company at this time, and contributes to our successful corporate governance. The Board of Directors has charged the Chairman with responsibility for facilitating communication between management and the Board of Directors, and representing Board member views to management, among other things.
Meetings of the Board and Committees
The Board of Directors has established the following committees: the Audit Committee, the Compensation Committee, the Governance and Nominating Committee and the Executive Committee. Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee has a committee charter developed under the leadership of its committee chair. Copies of the committee charters are available on the Company’s website at https://www.hawaiianairlines.com.
The Board of Directors met eight times and acted by unanimous written consent twice during the year ended December 31, 2016. No director attended fewer than 75% of the meetings of the Board of Directors and committee meetings that he or she was obligated to attend. Our policy regarding attendance at Board of Directors meetings is that we expect directors to make every effort to attend all Board of Directors meetings, recognizing that scheduling difficulties may at times arise. Members of the Board of Directors are encouraged to attend each annual meeting of stockholders in person. All of our then-current directors attended the 2016 annual meeting of stockholders. The membership and function of each committee during the last fiscal year are described below.

Members serving on the committees of the Board of Directors during the fiscal year ended December 31, 2016 were:

	Audit Committee	Compensation Committee	Governance and Nominating Committee	Executive Committee
Gregory S. Anderson (1)	Chair	Member
Donald J. Carty (2)
Mark B. Dunkerley				Member
Earl E. Fry (3)	Chair
Lawrence S. Hershfield(4)		Member		Chair
Zac S. Hirzel (5)	Member	Member
Randall L. Jenson	Member		Member
Tomoyuki Moriizumi (6)	Member		Member
Crystal K. Rose(7)		Chair	Member	Member
Richard N. Zwern(8)	Member	Member	Chair

(1)	Mr. Anderson ceased serving as a member of the Board of Directors, as the Chair of the Audit Committee and as a member of the Compensation Committee effective May 18, 2016.

(2)
Mr. Carty became a member of the Board of Directors effective December 23, 2016 and a member of the Compensation Committee, a member of the Audit Committee and a member of the Executive Committee effective February 7, 2017.

(3)	Mr. Fry became a member of the Board of Directors and the Chair of the Audit Committee effective May 18, 2016.

(4)	Mr. Hershfield ceased serving as a member of the Compensation Committee and became a member of the Governance and Nominating Committee effective February 7, 2017.

(5)	Mr. Hirzel resigned as a member of the Board of Directors, as a member of the Audit Committee and as a member of the Compensation Committee effective March 1, 2016.

(6)	Mr. Moriizumi ceased serving as a member of the Board of Directors, as a member of the Audit Committee and as a member of the Governance and Nominating Committee effective May 18, 2016.

(7)	Ms. Rose ceased serving as a member of the Executive Committee effective February 7, 2017.

(8)	Mr. Zwern ceased serving as a member of the Audit Committee effective February 7, 2017.
Audit Committee
We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Audit Committee charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Its principal functions are to: (i) oversee the integrity of our financial statements and other financial information provided by us to any governmental body or the public; (ii) oversee our systems of internal controls and procedures regarding finance, accounting, disclosures and legal compliance with applicable laws and regulations; and (iii) monitor the performance of the internal auditors and the independence, qualifications and performance of the independent registered public accounting firm and pre-approve services provided by the independent registered public accounting firm. The Board of Directors has determined that each of Mr. Carty, Mr. Fry and Mr. Jenson satisfies the criteria set forth in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act to serve as an “audit committee financial expert” on the Audit Committee. The Audit Committee met eight times and did not act by unanimous written consent during the year ended December 31, 2016. The report of the Audit Committee is included in this Proxy Statement.

Compensation Committee
The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans, policies and programs of the Company, as well as all equity‑based and incentive compensation plans and policies. The Compensation Committee oversees the annual review and approval of corporate goals and objectives relevant to the compensation of executive officers, the evaluation of the performance of the executive officers in light of those goals and objectives, and the determination and approval of such officers’ compensation based on such evaluations. The Compensation Committee may delegate its authority to subcommittees or individuals as the Compensation Committee may deem appropriate, except to the extent such delegation would violate any applicable tax or securities laws or the rules and regulations of NASDAQ. The Compensation Committee met seven times and did not act by unanimous written consent during the year ended December 31, 2016. The report of the Compensation Committee is included in this Proxy Statement.
Governance and Nominating Committee
The principal functions of the Governance and Nominating Committee are to: (i) monitor and oversee matters of corporate governance, including the evaluation of Board of Director performance and processes and the independence of directors; and (ii) identify, select, evaluate and recommend to the Board of Directors qualified candidates for election or appointment to the Board of Directors.
The Governance and Nominating Committee will consider potential nominees brought to its attention by any director or officer of the Company and will consider such candidates based on their achievement in business, education or public service, experience (including management experience in a public company), background, skills, expertise, accessibility and availability to serve effectively on the Board of Directors. Consistent with the Director Nomination Process attached as Exhibit A to the Governance and Nominating Committee charter, the Board of Directors and the Governance and Nominating Committee give consideration to assuring that the Board of Directors, as a whole, adequately reflects the diversity of the Company’s constituencies and the communities in which the Company conducts its business. Diversity, as well as such other factors described above, is reviewed in the context of an assessment of the perceived needs of the Board of Directors or a Board committee at a particular point in time. As a result, the priorities and emphasis of the Board of Directors and the Governance and Nominating Committee may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of our current and prospective Board members.
The Governance and Nominating Committee will also consider nominees recommended in good faith by stockholders. As described further herein under the section entitled “Stockholder Proposals,” stockholders should submit the candidate’s name, credentials, contact information and his or her written consent to be considered as a candidate to the Corporate Secretary of the Company at 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819 no earlier than 120 days or later than 90 days prior to the first anniversary of the Annual Meeting. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). Such stockholder recommended candidates will be evaluated in the same manner as candidates nominated by any other person.
The Governance and Nominating Committee also recommends to the Board of Directors the assignment of directors to committees, including the designation of committee chairs. The Governance and Nominating Committee met four times and acted by unanimous written consent once during the year ended December 31, 2016.
Executive Committee
The Executive Committee is empowered to act for the full Board of Directors in intervals between Board of Directors meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee meets as necessary, and all actions by the Executive Committee are reported at the next Board of Directors meeting. The Executive Committee met five times and acted by unanimous written consent once during the year ended December 31, 2016.
Executive Sessions of the Board of Directors
The independent directors meet on a regular basis to review the performance of management and the Company. The presiding director at such sessions is Mr. Hershfield, the Chairman of our Board of Directors.
Communications with the Board of Directors
Stockholders may send communications to the Board of Directors at the following address: 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819, specifying whether the communication is directed to the entire Board of Directors, the independent directors or to a particular director. All communications will be compiled by the Company’s Corporate Secretary and submitted as appropriate to the Board of Directors or individual directors, as the case may be, on a periodic basis.

Role of Board in Risk Oversight
Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Audit Committee authorized the formation of a Risk Oversight Committee and approved an enterprise risk management program in August 2010 to enhance the existing risk management systems and processes and to further strengthen the Board of Directors’ ability to identify, assess and mitigate risks on a Company-wide basis.
Our Chairman meets regularly with our CEO and other senior officers to discuss strategy and risks facing the Company. Senior management attends the quarterly Board meetings and participates in strategic planning sessions with the Board of Directors to discuss strategies, key challenges, risks and opportunities for the Company. Our Board committees also assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Executive Committee meets regularly to review the progress of and provide guidance to management related to decisions that have been delegated to the Executive Committee by the Board of Directors.
Compensation of Directors
Under the Company’s policy for directors, each non-employee director receives an annual retainer of $60,000 plus $1,500 for each meeting of the Board of Directors that he or she attends in person and $750 for each meeting he or she attends telephonically, in each case, for meetings attended in excess of eight meetings (whether in-person or via telephone) during the twelve-month period beginning June 1st of each year. Additionally, the Chairman of the Board of Directors receives an annual retainer of $25,000, the chair of the Audit Committee receives an annual retainer of $24,000, the chair of the Compensation Committee receives an annual retainer of $13,000 and the chair of the Governance and Nominating Committee receives an annual retainer of $10,000. The members of the Audit Committee each receive an annual retainer of $12,000, the members of the Compensation Committee each receive an annual retainer of $8,000, and the members of the Governance and Nominating Committee each receive an annual retainer of $7,000.
The non-employee directors receive an annual automatic equity grant on the date of each annual stockholders meeting equal to that number of restricted stock units determined by dividing $80,000 by the trailing volume weighted average price of the Company’s Common Stock over the 30 consecutive trading days ending on the trading day prior to the date of grant, vesting 100% on the day prior to the following year’s regularly scheduled annual stockholders meeting, and otherwise subject to the terms and conditions of the Company’s standard form of non-employee director stock award agreement. In addition, on the date of each annual stockholders meeting, each non-employee director who was not a director on the date of the prior annual stockholder meeting will automatically be granted, upon his or her appointment, a pro rata award of restricted stock units based on the number of restricted stock units granted to the other non-employee directors on the date of the prior year’s annual stockholder meeting that will vest in full on the day prior to the next annual stockholder meeting.
Each director and certain members of his or her immediate family and parents are entitled to free travel privileges on the Company’s non-chartered flights. Directors are also reimbursed for the taxes imposed on the first $30,000 of incremental cost on non-standby travel on the Company’s flights. Following retirement from the Board of Directors after age 40 and at least ten years of service, or after age 55 and at least five years of service, former directors will be eligible for unlimited travel on Company flights. The former director will be responsible for all taxes on this benefit.

The following table shows the compensation paid or accrued during the fiscal year ended December 31, 2016 to the individuals serving on the Board of Directors in 2016:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Gregory S. Anderson(4)	61,334	—	—	61,334
Earl E. Fry	35,000	121,613	1,078	157,691
Joseph Guerrieri, Jr.	25,000	121,613	1,081	147,694
Lawrence S. Hershfield	153,000	74,829	5,011	232,840
Zac S. Hirzel(5)	232,072	—	1,747	233,819
Randall L. Jenson	79,000	74,829	3,977	157,806
Tomoyuki Moriizumi(6)	32,917	—	—	32,917
Samson Poomaihealani(7)	40,000	—	6,415	46,415
Crystal K. Rose	80,000	74,829	11,196	166,025
William S. Swelbar	60,000	74,829	—	134,829
Duane E. Woerth	60,000	74,829	339	135,168
Richard N. Zwern	85,000	74,829	12,645	172,474
Supplemental Director Compensation Table—Outstanding Stock Awards as of December 31, 2016

Name(1)	Aggregate Stock Award Shares Outstanding	Award Grant Date(s)	Number of Shares	ASC 718 Grant Date Fair Value($)
Earl E. Fry	2,875	5/18/2016	2,875	121,613
Joseph Guerrieri, Jr.	2,875	5/18/2016	2,875	121,613
Lawrence S. Hershfield	1,769	5/18/2016	1,769	74,829
Randall L. Jenson	1,769	5/18/2016	1,769	74,829
Crystal K. Rose	1,769	5/18/2016	1,769	74,829
William S. Swelbar	1,769	5/18/2016	1,769	74,829
Duane E. Woerth	1,769	5/18/2016	1,769	74,829
Richard N. Zwern	1,769	5/18/2016	1,769	74,829
Supplemental Director Compensation Table—Outstanding Options as of December 31, 2016

Name(1)	Aggregate Option Shares Outstanding	Award Grant Date(s)	Number of Shares	ASC 718 Grant Date Fair Value($)
Randall L. Jenson	10,000	5/30/2007	10,000	18,700
Duane E. Woerth	1,666	5/22/2014	5,000	39,800

(1)
Mark B. Dunkerley is not included in the table because he is also a named executive officer in the Summary Compensation Table below. He receives no additional compensation for his service as one of our directors.

(2)	Represents the grant date fair value of restricted stock units granted to each director in 2016, as calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, or ASC 718.

(3)	The amounts in this column for each non-employee director represent reimbursement of taxes related to flight benefits.

(4)	Mr. Anderson ceased serving on the Board of Directors effective May 18, 2016.

(5)
Mr. Hirzel resigned from the Board of Directors effective March 1, 2016. The fees earned or paid in cash to Mr. Hirzel include a cash payment of $198,738 as compensation for the forfeiture of Mr. Hirzel's outstanding equity awards which would have vested had Mr. Hirzel remained a member of the Board of Directors through May 17, 2016.

(6)	Mr. Moriizumi ceased serving on the Board of Directors effective May 18, 2016.

(7)	Mr. Poomaihealani resigned from the Board of Directors effective May 17, 2016.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
The Board of Directors currently consists of ten directors, nine of whom are independent. The Board of Directors has affirmatively determined that Mr. Donald J. Carty, Mr. Earl E. Fry, Mr. Joseph Guerrieri, Jr., Mr. Lawrence S. Hershfield, Mr. Randall L. Jenson, Ms. Crystal K. Rose, Mr. William S. Swelbar, Mr. Duane E. Woerth and Mr. Richard N. Zwern are each independent as defined by the NASDAQ listing standards and the applicable rules of the SEC.
Seven directors will be elected at the Annual Meeting to serve for one-year terms and until their successors are elected and qualified. On the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated Mr. Lawrence S. Hershfield, Mr. Mark B. Dunkerley, Mr. Donald J. Carty, Mr. Earl E. Fry, Mr. Randall L. Jenson, Ms. Crystal K. Rose and Mr. Richard N. Zwern for election to the Board of Directors at the Annual Meeting. All of the nominees are currently members of the Board of Directors, and all of the nominees have agreed to being named in this Proxy Statement and to continue to serve if elected. In the event that any such nominee is unable to serve, the proxyholders will vote for any other person that the Board of Directors designates. The election of each nominee as a director requires a plurality of the votes cast at the Annual Meeting by holders of shares entitled to vote. The proxies cannot be voted for a greater number of persons than the number of nominees. You will find each nominee’s biographical information below.
As described in greater detail in the section below entitled “Security Ownership of Certain Beneficial Owners and Management-Special Preferred Stock,” the IAM, the AFA and the ALPA hold one share of the Company’s Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock, respectively, that, in accordance with our Amended By-Laws, entitle each Union to nominate one director. Mr. Joseph Guerrieri, Jr. is the IAM’s designee to the Board of Directors, Mr. William S. Swelbar is the AFA’s designee to the Board of Directors and Mr. Duane E. Woerth is the ALPA’s designee to the Board of Directors. The Special Preferred Stock Designees are not elected by the holders of the Common Stock, and their election is, accordingly, not to be considered at the Annual Meeting.

Information Regarding Directors
The name, age as of March 31, 2017, present principal occupation or employment and five-year employment history of each of our director nominees is set forth below. Each of the persons listed below is a citizen of the United States. Unless otherwise noted, the business address of each person listed below is 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819 and the telephone number at that address is (808) 835-3700.

Name	Age	Position(s)
Lawrence S. Hershfield	60	Chair of the Board of Directors
Mark B. Dunkerley	53	Director, President and Chief Executive Officer
Donald J. Carty	70	Director
Earl E. Fry	58	Director
Randall L. Jenson	48	Director
Crystal K. Rose	59	Director
Richard N. Zwern	62	Director
Special Preferred Stock Designees:
Joseph Guerrieri, Jr.	69	Director (IAM Designee)
William S. Swelbar	58	Director (AFA Designee)
Duane E. Woerth	68	Director (ALPA Designee)
Lawrence S. Hershfield. Mr. Hershfield has been the Chairman of our Board of Directors since July 2004. Mr. Hershfield served as our President and Chief Executive Officer from June 14, 2004 through June 2, 2005. He has been the Chief Executive Officer of Ranch Capital, LLC, which he founded to pursue investments in undervalued or distressed assets or companies, since October 2002. He served as Chairman of the Board of Premier Entertainment Biloxi, LLC, which owns the Hard Rock Hotel and Casino in Biloxi, Mississippi, from June 2006 through September 2011 and currently serves as a member of the Board of Directors of Berkadia Commercial Mortgage Servicing Inc., the third‑largest commercial mortgage servicer in the United States, owned by a joint venture of Berkshire Hathaway Inc. and Leucadia National Inc. Mr. Hershfield also serves as Chairman of the Board of 5D Robotics, Inc., a privately-held Carlsbad, CA-based company involved in technologies that facilitate autonomous movement of vehicles. From 2006 through 2009, Mr. Hershfield served as a Trustee of the Stanford University Business School Trust, and since 2011 has served as a member of the Advisory Board of the Stanford Center for Longevity. Mr. Hershfield received a B.S. in Biology from Bucknell University (1977) and has an M.B.A. from Stanford University Graduate School of Business (1981). Mr. Hershfield serves as a member of the Governance and Nominating Committee and as Chair of the Executive Committee. Mr. Hershfield contributes an in-depth familiarity with the Company, its operations and its history resulting from his prior service as its Chief Executive Officer and years of service as its Chairman, as well as a breadth of experience gained from serving as a director or officer of, or investor in, public and private companies in a variety of industries.
Mark B. Dunkerley. Mr. Dunkerley has been a member of our Board of Directors and the President and Chief Executive Officer of both Hawaiian and Holdings since June 2, 2005. He previously was President and Chief Operating Officer of Hawaiian from December 2002 and President and Chief Operating Officer of Holdings from February 2003 until he resigned the positions at Holdings following Hawaiian’s Chapter 11 filing and the appointment of the bankruptcy trustee. From August 2001 until March 2002, he was the Chief Operating Officer of the Sabena Airlines Group located in Brussels, Belgium. In October 2001, Sabena Airlines Group filed for the Belgian equivalent of bankruptcy and began its liquidation process in November 2001. In 2001, Mr. Dunkerley served as a consultant with the Roberts Roach firm, which provides strategic and economic consulting services to the aviation industry. From 1999 to 2000, Mr. Dunkerley was Chief Operating Officer, President and a member of the Board of Directors of Worldwide Flight Services, one of the largest providers of ground services to airlines, including baggage and passenger check-in handling at airports worldwide. From 1989 to 1999, Mr. Dunkerley worked for British Airways, where he held a variety of management positions including his last position as Senior Vice President for British Airways’ Latin America and Caribbean division from 1997 to 1999. Mr. Dunkerley also serves on the Board of Directors of the Hawai'i Business Roundtable, the Chamber of Commerce Hawai'i and Airlines for America (formerly Air Transport Association of America, Inc.). Mr. Dunkerley received a B.S. in Economics from the London School of Economics (1984) and a Master’s degree in Air Transportation Economics from the Cranfield Institute of Technology (1985). Mr. Dunkerley serves as a member of the Executive Committee. Mr. Dunkerley’s day-to-day leadership of the Company in his role as Chief Executive Officer allows him to contribute to the Board of Directors a deep understanding of the Company’s operations and of the challenges and opportunities facing our business.

Donald J. Carty. Mr. Carty has been a member of our Board of Directors since December 2016. Mr. Carty previously served on our Board of Directors from July 2004 to February 2007 and again from April 2008 to May 2011. From 2006 to 2016, Mr. Carty served as chairman of the board of Virgin America, Inc. until its acquisition by Alaska Airlines. Mr. Carty has held numerous leadership roles during his career, serving as chairman and chief executive officer for AMR Corporation and American Airlines, president and chief executive officer of Canadian Pacific Air Lines and vice-chairman and chief financial officer of Dell. He is also a director of Canadian National Railway Company. Mr. Carty received a B.A. in Economics from Queen’s University (1968) and has an M.B.A. from the Harvard Business School (1971). Mr. Carty serves as a member of our Audit Committee, Compensation Committee and Executive Committee. Mr. Carty brings significant experience and understanding of the airline industry and publicly traded companies and familiarity with the Company’s business, which allows him to contribute valuable insight and perspective to the Board of Directors.
Earl E. Fry. Mr. Fry has been a member of our Board of Directors since May 2016. From December 1999 to August 2015, Mr. Fry served in various capacities at Informatica Corporation, an enterprise data integration software company, including Chief Financial Officer, Chief Administrative Officer and Executive Vice President, Global Customer Support and Services, and most recently as Chief Customer Officer and Executive Vice President, Operations Strategy. Mr. Fry has served on the Board of Directors of Xactly Corporation since September 2005 and on the Board of Directors of Central Pacific Financial Corp. since April 2005. Mr. Fry received a B.B.A. in Accounting from the University of Hawai'i (1980) and has an M.B.A. from the Stanford Graduate School of Business (1984). Mr. Fry serves as Chair of the Audit Committee. Mr. Fry brings significant professional experience in the areas of finance, accounting and audit oversight to the Board of Directors, which allows him to contribute valuable insight and perspective.
Randall L. Jenson. Mr. Jenson has been a member of our Board of Directors since July 2004. Mr. Jenson was appointed as our Chief Financial Officer, Treasurer and Secretary in June 2004. He resigned as Secretary effective as of July 2005 and as Chief Financial Officer and Treasurer as of November 2005. In July 2011, he was appointed and currently serves as President and Chief Financial Officer of Berkadia, a company engaged in the origination and servicing of commercial mortgages which is a joint venture of Berkshire Hathaway and Leucadia National Corporation. He is co-founder and currently serves as President of Ranch Capital, LLC, which was formed in 2002 to pursue investments in undervalued or distressed assets or companies.  From May 1997 to October 2002, he served in various capacities in or at the direction of Leucadia National Corporation. From August 1999 to April 2002, Mr. Jenson served as the President and Chief Executive Officer of American Investment Bank N.A., a wholly-owned subsidiary of Leucadia National Corporation. He served as a director of the bank from August 1998 to April 2002. Mr. Jenson received a B.A. in Accounting from the University of Utah (1991), and has an M.B.A. from the Harvard University Graduate School of Business Administration (1997). Mr. Jenson serves as a member of the Audit Committee and the Governance and Nominating Committee. Mr. Jenson's familiarity with our business from his prior service as our Chief Financial Officer and Treasurer, allows him to contribute to the Board of Directors a valuable perspective on the financial operations of our business.

Crystal K. Rose. Ms. Rose has been a member of our Board of Directors since June 2006. Ms. Rose, an attorney, is a partner with Bays Lung Rose & Holma (1986 through present). Ms. Rose is currently the Lead Independent Director of the Board of Directors of Central Pacific Financial Corp. (February 2005 through present) and Central Pacific Bank (August 2004 through present), and a current member of the compensation and governance committees of each. From 2004 to 2006, Ms. Rose was a director of Hawaiian Electric Light Co, Ltd. Ms. Rose also serves on several civic boards. Ms. Rose has a J.D. from the University of California, Hastings College of Law (1982) and a B.S. from Willamette University (1979). Ms. Rose serves as Chair of the Compensation Committee and as a member of the Governance and Nominating Committee. Ms. Rose’s legal experience, as a partner with Bays Lung Rose & Holma, as well as her experience as the Lead Independent Director of each of Central Pacific Financial Corp. and Central Pacific Bank, allow her to provide valuable insight and leadership in her positions as Chair of our Compensation Committee and member of our Governance and Nominating Committee.
Richard N. Zwern. Mr. Zwern has been a member of our Board of Directors since August 2011. Mr. Zwern is Worldwide Director-Executive Development at WPP, the world’s largest communications and marketing services group. Mr. Zwern has spent most of his professional career at Hill & Knowlton, the New York-based public relations and public affairs consulting firm. Mr. Zwern joined Honolulu‑based Communications‑Pacific in 1980, acquired the firm with a partner in 1983, and served as president. He led the firm for five more years following its 1989 acquisition by Hill & Knowlton and served as Chief Executive. Mr. Zwern is a graduate of the University of Southern California and holds an M.B.A. from the University of Hawai'i. He serves on the Board of Directors and is a member of the Executive Committee of the Hawaiian Humane Society. Mr. Zwern serves on additional non-for-profit boards including Straub Foundation and The Nature Conservancy of Hawai'i, as well as the John A. Burns School of Medicine (JABSOM) Dean’s Advisory Council. Mr. Zwern serves as Chair of the Governance and Nominating Committee and as a member of the Compensation Committee. Mr. Zwern’s deep experience advising companies on corporate public image, crisis management and public relations allows him to provide valuable perspective on these aspects of our business to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ELECT THE SEVEN DIRECTORS THAT HAVE BEEN NOMINATED FOR ELECTION TO THE BOARD OF DIRECTORS.
Special Preferred Stock Designees
Joseph Guerrieri, Jr. Mr. Guerrieri has been a member of our Board of Directors since May 2016. Mr. Guerrieri is a member of Guerrieri, Clayman, Bartos and Parcelli, P.C., a nationally recognized law firm specializing in labor and employment law primarily in the airline and railroad industries, which he founded in 1985. Mr. Guerrieri has assisted labor union clients in the negotiation of national collective bargaining agreements for, among others, airline pilots at Delta Airlines and ground employees at United Airlines, Southwest Airlines, Northwest Airlines, Trans World Airlines and US Airways. Prior to entering the private practice of law, Mr. Guerrieri served as an Assistant United States Attorney for the District of Columbia, where he served in the criminal, appellate and civil divisions. Mr. Guerrieri received a B.A. in Political Science from the University of Michigan (1969) and a J.D. from The George Washington University Law School (1972). Mr. Guerrieri is the IAM’s designee to the Board of Directors. See “Security Ownership of Certain Beneficial Owners and Management - Special Preferred Stock.”
William S. Swelbar. Mr. Swelbar has been a member of our Board of Directors since November 2005. Currently, Mr. Swelbar is a Research Engineer with the Massachusetts Institute of Technology’s International Center for Air Transportation as well as Executive Vice President of InterVISTAS Consulting LLC. Mr. Swelbar has enjoyed a 30 year consulting career specializing in distressed labor negotiations and regulatory issues governing air transport. Mr. Swelbar received a B.S. from Eastern Michigan University (1982) and an M.B.A. from The George Washington University (1988). Mr. Swelbar is the AFA’s designee to the Board of Directors. See “Security Ownership of Certain Beneficial Owners and Management—Special Preferred Stock.”
Duane E. Woerth. Mr. Woerth has been a member of our Board of Directors since May 2014 and previously served on our Board of Directors from June 2009 to October 2010. From October 2010 to December 2013, Mr. Woerth served as U.S. Ambassador to the International Civil Aviation Organization. Mr. Woerth was a co-founder of Sojern, Inc., an online travel marketing platform, and served as its Senior Vice President of Airlines Relations from July 2007 to September 2010. From 1999 to 2007, he served as President of the Air Line Pilots Association (ALPA), the largest airline pilot union in the world. Prior to that, he served as ALPA’s First Vice President, leading their international aviation initiatives from 1991 to 1998. Mr. Woerth also served on the Board of Directors of Northwest Airlines from 1993 to 1999. Additionally, he has over 20 years of pilot experience with Braniff and Northwest Airlines as well as the U.S. Air Force, from which he retired with the rank of Lt. Colonel. During his career, Mr. Woerth led the Department of Transportation (DOT) agency review team with special emphasis on the Federal Aviation Administration and was appointed by the DOT to lead one of two aircraft teams to propose and implement enhanced security measures following September 11th. Mr. Woerth received a B.S. in Accounting from the University of Nebraska (1970) and a M.A. in Public Administration from the University of Oklahoma (1975). Mr. Woerth is the ALPA’s designee to the Board of Directors. See “Security Ownership of Certain Beneficial Owners and Management-Special Preferred Stock.”
EXECUTIVE OFFICERS
The following table sets forth the names, ages as of March 31, 2017 and all positions and offices with the Company held by the Company’s present executive officers.

Name	Age	Position(s)
Mark B. Dunkerley	53	President and Chief Executive Officer of Holdings and Hawaiian
Aaron J. Alter	59	Executive Vice President, Chief Legal Officer and Corporate Secretary of Holdings and Hawaiian
Ron Anderson‑Lehman	53	Executive Vice President and Chief Administrative Officer of Hawaiian
Peter R. Ingram	50	Executive Vice President and Chief Commercial Officer of Hawaiian
Shannon L. Okinaka	42	Executive Vice President, Chief Financial Officer and Treasurer of Holdings and Executive Vice President and Chief Financial Officer of Hawaiian
Jonathan D. Snook	50	Executive Vice President and Chief Operating Officer of Hawaiian
Barbara D. Falvey	58	Senior Vice President, Human Resources of Hawaiian
Theo Panagiotoulias	46	Senior Vice President, Global Sales and Alliances of Hawaiian

The following is information with respect to the Company’s executive officers who are not also directors of the Company:
Aaron J. Alter. Mr. Alter has served as the Executive Vice President, Chief Legal Officer and Corporate Secretary of Hawaiian and Holdings since January 2016. Previously, Mr. Alter was a partner at Wilson Sonsini Goodrich & Rosati, where he practiced corporate and securities law since 1990. Mr. Alter received an A.B. in Economics and East Asian Studies from Harvard University (1979), an M.B.A from Harvard Business School (1985) and a J.D. from Harvard Law School (1985).

Ron Anderson-Lehman. Mr. Anderson‑Lehman has served as the Executive Vice President and Chief Administrative Officer of Hawaiian since February 2014. Mr. Anderson‑Lehman served as Senior Vice President and Chief Information Officer of Hawaiian from June 2012 to February 2014. Previously, Mr. Anderson‑Lehman worked at Continental Airlines for 10 years prior to joining Hawaiian as its Senior Vice President and Chief Information Officer, a position that he held from 2006 to 2010. Mr. Anderson‑Lehman has over 25 years of experience in the airline and travel technology industry, having started his aviation career with United Airlines in April 1986. Mr. Anderson‑Lehman received a B.S. in Computer Science and a minor in Mathematics from Iowa State University (1985).
Peter R. Ingram. Mr. Ingram has served as the Executive Vice President and Chief Commercial Officer of Hawaiian since October 2011. Previously, Mr. Ingram served as Executive Vice President, Chief Financial Officer and Treasurer of Holdings and Hawaiian from November 2005 to October 2011. Mr. Ingram worked at AMR Corporation, the parent company of American Airlines and American Eagle Airlines, for 11 years prior to joining the Company. From 2002 to 2005, he served as Vice President of Finance and Chief Financial Officer for American Eagle Airlines. Prior to that, he spent eight years in finance‑related management positions for American Airlines. Mr. Ingram received a B.A. in Business Administration from the University of Western Ontario (1988) and has an M.B.A. from Duke University (1994).
Shannon L. Okinaka. Ms. Okinaka has served as the Executive Vice President, Chief Financial Officer and Treasurer of Holdings and Executive Vice President and Chief Financial Officer of Hawaiian since May 2015. Previously, Ms. Okinaka had served as Senior Vice President, Interim Chief Financial Officer and Treasurer of Holdings and Senior Vice President and Interim Chief Financial Officer of Hawaiian from January 2015 to May 2015 and as Hawaiian’s Vice President – Controller from May 2011 to May 2015. Ms. Okinaka joined Hawaiian in September 2005 as Senior Director – Sarbanes Oxley Compliance and Special Projects. Ms. Okinaka received a Bachelor of Business Administration degree in Accounting and Management Information Systems from the University of Hawai'i at Mānoa (1996).
Jonathan D. Snook. Mr. Snook has served as the Executive Vice President and Chief Operating Officer of Hawaiian since December 2015. Previously, Mr. Snook had served as Interim Chief Operating Officer from October 2015 to December 2015. Mr. Snook previously spent over 28 years at AMR Corporation/American Airlines, most recently as its Senior Vice President Customer Service from January 2013 to January 2014 and as its Vice President Operations Planning and Performance from March 2010 to January 2013.

Barbara D. Falvey. Ms. Falvey has served as Hawaiian’s Senior Vice President—Human Resources since July 2005. From March 2003 to June 2005, Ms. Falvey served as Vice President of Ameristar Casinos where she was responsible for corporate human resources. Prior to that, Ms. Falvey spent three years as Senior Vice President of Human Resources for Aladdin Gaming, LLC and 15 years in executive leadership positions in human resources, both at the corporate and property levels, for Caesars World, Inc. Ms. Falvey received a B.A. in English from the University of California, Los Angeles (1983) and an M.S. in Organization Development from Pepperdine University (2003).
Theo Panagiotoulias. Mr. Panagiotoulias has served as Hawaiian's Senior Vice President – Global Sales and Alliances since August 2014. From March 2012 to July 2014, Mr. Panagiotoulias served as the Vice President and General Manager of Sabre, Inc. Prior to that, Mr. Panagiotoulias spent 15 years at American Airlines, where he held several key leadership positions in commercial and operational activities. Mr. Panagiotoulias is a graduate of Haileybury College (1987) in Melbourne, Australia.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis discusses our executive compensation policies and programs and the compensation decisions made in 2016 for our named executive officers (defined under the SEC’s proxy rules as a company’s chief executive officer, chief financial officer and the other three most highly compensated employees serving as executive officers at year-end). Our named executive officers for 2016 are:

•	Mark B. Dunkerley, President and Chief Executive Officer

•	Shannon L. Okinaka, Executive Vice President, Chief Financial Officer and Treasurer

•	Aaron J. Alter, Executive Vice President, Chief Legal Officer and Corporate Secretary

•	Ron Anderson-Lehman, Executive Vice President and Chief Administrative Officer

•	Peter R. Ingram, Executive Vice President and Chief Commercial Officer
The Compensation Committee administers the compensation policies and programs for our senior executives and our equity-based incentive compensation plans, and rewards strategies for all employees.
Executive Summary and Pay for Performance
The cornerstone of our executive compensation program is pay for performance and therefore most of our named executive officers’ compensation opportunity is performance-based or variable. The primary objectives of our compensation program, including our executive compensation program, are to attract, retain and motivate the best people available to help the Company achieve its long-term goals and objectives. Our executive compensation program rewards achieving specific goals set for the Company and those set for individual executives. We reward performance that meets or surpasses these established goals to align the interests of our executives with the long-term interests of our stockholders and there are adverse consequences for goals that are not achieved. We also seek to ensure that the total compensation opportunity provided to our executives remains competitive relative to the compensation paid to similarly situated executives in the overall market and among our peer companies, considering the cost of living and challenges of attracting individuals and their families to the Company, often from a considerable distance. In this Compensation Discussion and Analysis, the phrase “our executives” refers to the executive officers of Hawaiian and the Company.
Good Compensation Governance Practices
Our Compensation Committee stays informed of developing good executive compensation governance practices and strives to implement practices as appropriate. The following are examples of our good compensation governance practices.

Things We Do	Things We Don’t Do
Annual "Say on Pay" advisory vote	No single trigger equity acceleration
Cap the upside potential for our annual incentive compensation payouts	No golden parachute excise tax gross-ups
Stock ownership and share retention guidelines for our executive officers and non-employee directors	Minimal perquisites for officers
A substantial portion of our executive officers’ equity awards are subject to performance-based vesting	No pledging, hedging, short sales, or trades in derivative securities of our shares allowed
Compensation Committee directly engages an independent compensation consultant who does no other work for the Company
Annual assessment of compensation risk
Clawback policy so the Company may recover certain compensation in the event of certain financial restatements

Compensation Advisers
For 2016, the Compensation Committee engaged the independent compensation consulting firm of Frederic W. Cook & Co., Inc. (“Cook & Co.”) to assist it in executive compensation matters and Cook & Co. served only the Compensation Committee and provided no services to the Company. The Compensation Committee has considered the independence of Cook & Co. under NASDAQ and SEC rules and has found no conflict of interest in Cook & Co.’s continuing to advise the Compensation Committee.
The Compensation Committee is also regularly advised by the Company’s primary corporate outside legal counsel, Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”). The Compensation Committee has considered the independence of WSGR under NASDAQ and SEC rules and has found no conflict of interest in WSGR’s continuing to advise the Compensation Committee.
The Compensation Committee reassesses the independence of its advisers at least annually.
Elements of Compensation
The Compensation Committee works closely with Cook & Co. and management to design an executive compensation program that emphasizes pay-for-performance aligned with the long-term interests of our shareholders. The design and implementation of this program continually evolves as we grow, but is based primarily on two elements: (i) providing compensation opportunities competitive with organizations with which we compete for executive talent; and (ii) rewarding both individual and corporate performance and creating incentives to achieve superior operating performance in the current year as well as for the long-term benefit of our business.
The principal components of our executive compensation program (each discussed below) are:

Element of Compensation	Notes
Annual base salary	Designed to be market competitive and provide a stable level of income
Short-term incentive compensation in the form of performance incentive payments payable in cash and/or stock units each year	Designed to reward achievement against financial and operational metrics
Long-term incentive compensation, primarily in the form of equity-based performance awards	Performance periods of one to three years to provide a focus on longer-term performance
Severance and change in control benefits	Designed to provide a market-competitive level of protection for executives to decrease the potential distractions caused by any potential change in control
Personal benefits or perquisites	Minimal perquisites in line with those offered at other airlines
Employee benefits	Generally the same benefits provided to all salaried US employees
Determining Amount of Each Element of Compensation
In determining the terms of employment agreements with our named executive officers and any incentive, equity-based or other additional compensation, the Compensation Committee reviews publicly available information regarding other companies with which we compete and other publicly-traded companies in Honolulu, Hawai'i; assesses our overall financial condition and the financial condition of the airline industry; consults, when appropriate, with its independent compensation consultant and with outside executive compensation counsel. For compensation payable to named executive officers (other than our Chief Executive Officer), our Compensation Committee consults with our Chief Executive Officer. Additional factors that may affect compensation decisions include the high cost of living in our headquarters city and the relocation distance that an executive officer may be asked to move his/her family. Allocation of total compensation among these elements is done in the judgment of the Compensation Committee to design a compensation program that provides the appropriate mix of long-term/short-term and cash/non-cash compensation. These factors include the motivational value our executives place on the various forms of compensation; the tax, economic and financial impact associated with providing such compensation; and whether providing such compensation will help us achieve our long-term corporate objectives.
In November 2015, the Compensation Committee reviewed an annual market positioning study conducted by Cook & Co., and considered the information provided in this study when it established 2016 compensation levels for the named executive officers. In making these determinations, the Compensation Committee also considered data from (1) a “main” peer group of nine similarly sized airlines and other companies in the transportation industry; (2) general industry survey data derived from companies with annual revenues between $1 billion and $3 billion; and (3) overall national cost of living differentials.
These nine companies made up the “main” peer group: Air Transport Services Group Inc., Alaska Air Group, Inc., Allegiant Travel Company, Atlas Air Worldwide Holdings, Hub Group Inc., JetBlue Airways Corporation, Republic Airways Holdings, Inc., SkyWest, Inc. and Spirit Airlines, Inc.
The Compensation Committee also considered information regarding four additional major independent airlines in the United States: American Airlines Group, Inc., Delta Airlines, Inc., Southwest Airlines Co., and United Continental Holdings, Inc., for benchmarking pay practices and company performance. These airlines are substantially larger than the Company, so the Compensation Committee did not use compensation data from this group of companies to benchmark named executive officer pay.
Finally, the Compensation Committee reviews local compensation trends by monitoring the executive compensation practices and pay levels at three local publicly-traded Hawaiian companies: Alexander and Baldwin Inc., Bank of Hawai'i Corporation and Hawaiian Electric Industries, Inc.
Annual Base Salary
Base salaries for our named executive officers are designed to be competitive in the marketplace for executives of comparable talent and experience, are based on each named executive officer’s responsibilities and are subject to adjustment based upon individual and Company performance. The base salary of each named executive officer for 2015 and 2016 is listed below. Mr. Alter was new to the Company in 2016 and his salary was set based on consideration of the same factors. Any increases in salary were made in the judgment of the Compensation Committee, with input from the CEO about individuals other than himself, considering each executive’s skills, experience, performance and contributions, and expectations and requirements for the role. Compensation decisions are not based on benchmarking to a particular level of compensation, although market factors are considered.

Named Executive Officer	2015 Base Salary	Final 2016 Base Salary
Mark B. Dunkerley, President and Chief Executive Officer	$700,000	$725,000
Shannon L. Okinaka, Executive Vice President, Chief Financial Officer and Treasurer	$375,000	$400,000
Aaron J. Alter, Executive Vice President, Chief Legal Officer and Corporate Secretary	n/a	$400,000
Ron Anderson-Lehman, Executive Vice President and Chief Administrative Officer	$410,000	$410,000
Peter R. Ingram, Executive Vice President and Chief Commercial Officer	$455,000	$468,650
Short-Term Incentive Compensation
Short-term incentive compensation is based on an annual “balanced scorecard” performance incentive plan. 2016 annual performance incentives were awarded under our 2006 Management Incentive Plan (the “2006 Incentive Plan”), which was initially approved by our stockholders at our May 31, 2006 stockholders meeting and was reapproved by our stockholders on May 31, 2011. The 2006 Incentive Plan is administered by the Compensation Committee. At our 2016 stockholders meeting, our stockholders approved our 2016 Management Incentive Plan that will be used for annual incentive compensation beginning in 2017. The Compensation Committee makes the following decisions regarding short-term incentive compensation:

•	Which executives participate in the 2006 Incentive Plan (after considering the recommendations of the Chief Executive Officer);

•	The length of the annual and long-term performance periods;

•	The performance goals;

•	The amount of incentive compensation payable to any participant and form of payment for that incentive compensation; and

•	All other determinations and actions appropriate for proper administration and operation of the 2006 Incentive Plan.

2016 Annual Incentive Compensation
The Compensation Committee, Chief Executive Officer, Chief Financial Officer and Senior Vice President-Human Resources, with advice from Cook & Co., collaborated in determining the financial and non-financial performance criteria to be used for the Company’s 2016 balanced scorecard incentive compensation plan. In 2016, the achievement of financial and non-financial corporate performance goals was weighted 70% for corporate financial goals and 30% for the corporate non-financial performance goals. Attainment of corporate and individual performance goals at 100% of the target level would cause payment of the named executive officers’ bonuses at the target level, and payments would be adjusted for achievement above or below the target levels under the plan.
In 2016, Mr. Dunkerley’s individual performance was weighted at 20% and corporate performance was weighted at 80%, while the remainder of our named executive officers had their individual performance weighted at 25% and corporate performance weighted at 75%. Mr. Dunkerley’s maximum bonus for 2016 was limited by the terms of his employment agreement to no more than 200% of his annual base salary.
The performance goals and the 2016 targets established by the Compensation Committee are described in the tables below. Each of these goals is weighted within its category as shown below.
For the measures that compare the Company’s performance with that of its peers, the Company’s peer group consists of Alaska Air Group, Inc., Allegiant Travel Company, American Airlines Group, Inc., Delta Airlines, Inc., JetBlue Airways Corporation, Southwest Airlines Co., Spirit Airlines, Inc., and United Continental Holdings, Inc. This peer group was chosen because it includes the Company’s primary domestic competitors and also represents the industry participants against which the Company’s performance is typically benchmarked by investors.
Corporate Financial Performance Goals

Category	Measure	Target	Category Weight	Result
Adjusted EBITDAR	Percentage of target	$717.2M	40%	102%

Prosperous and Stable			30%	110%
EBITDAR Margin	Comparative ranking with selected carriers	Targeted Level	20%	2
Revenue per Available Seat Mile (RASM)	Absolute v. approved budget	98% - 102% of target	20%	99%
Cost per Available Seat Mile-Fuel Adjusted (CASM)	Absolute v. approved budget	99% - 101% of target	20%	100.3%
Adj Debt/Adj EBITDAR	Year-end Percentage	1.9 - 2.1	20%	2.0
Return on Invested Capital	After Tax Percentage	19.1% - 22.9%	20%	20.8%
Adjusted EBITDAR is the Company’s earnings before interest, taxes, depreciation, amortization and rent and can be calculated by adding the Company’s interest expense, depreciation and amortization expense and aircraft rent expense to its adjusted income before income taxes, each as reported in the financial statements to the Company’s 2016 Annual Report on Form 10-K, filed on February 16, 2017, and excluding any payments to be made under the 2016 incentive payment plans.
The corporate non-financial performance criteria and the 2016 targets established by the Compensation Committee are divided into three categories described in the table below: Carrier of Choice, One Ohana and World Class Airline. To determine a named executive officer’s incentive compensation attributable to the 30% weighted corporate performance score for non-financial performance, the goals are weighted as shown below.

Corporate Non-Financial Performance Goals

Category	Measure	Target	Category Weight	Result
Carrier of Choice			9%	100%
Travel and Leisure Magazine (TL) and Conde Nast (CN) Surveys	Published ranking with other carriers serving Hawai'i averaged result	2nd	25%	2nd HI/3rd Domestic
Airline Quality Rankings Survey	Comparative ranking with other carriers	5th - 7th	25%	5th
CSAT	Net Promoters Score	60.1 - 65.0	50%	61.7%

One Ohana			9%	80%
Employee Survey	Survey scores on benchmark questions	7.5 - 8.5	20%	7.3
Employee Survey	Net Promoters Score	23% - 26%	20%	8.0%
Employee Survey	Engagement Score	69% - 71%	20%	58%
Workers Compensation $ Loss Per Employee	Dollar Amount	$435 - $505	20%	$446
Total Sick Pay	Percentage of Total Hours Worked	3.75% - 4.25%	20%	4.0%

World Class Airline			12%	80%
Number of Regulatory Infractions and A4A Reported Damage	A4A standard measure, reportable mishaps plus regulatory fines (annual number)	31 - 37	25%	68*
Operational Performance Score	Overall numerical score (annual average of monthly scores)	6.3 - 6.6	50%	5.15
On-time Arrivals (DOT Survey)	Published comparative ranking with other carriers (11/2015 - 10/2016)	2nd - 3rd	8.3%	1st
Baggage Handling (Baggage Irregularity Reports, DOT Survey)	Published comparative ranking with other carriers (11/2015 - 10/2016)	3rd	8.3%	7th
Cancellations (DOT Survey)	Published comparative ranking with other carriers (11/2015 - 10/2016)	3rd	8.3%	1st

* A significant number of these regulatory infractions were technical violations in our international operations with minimal financial or operational impact to the Company.
The individual performance score was determined in a two part methodology. First, if the Company achieved pre-tax net profits, determined under U.S. generally accepted accounting principles, of at least $1,000,000 over any two consecutive Company fiscal quarters in 2016 beginning with the second fiscal quarter of 2016, each officer was eligible to be paid his or her individual performance component at 200% of its target. Because this target was achieved for 2016, the Compensation Committee determined each officer’s individual performance result as follows. The Compensation Committee measured the individual performance of our Chief Executive Officer based on its review of Mr. Dunkerley’s performance relative to the Company’s strategic objectives and the Company’s overall performance. The Chief Executive Officer established the criteria upon which to measure the individual performance of each of the other named executive officers. Individual objectives for each of the named executive officers other than the Chief Executive Officer reflect each named executive officer’s departmental and corporate responsibilities. Ms. Okinaka’s individual performance objectives were related to the Company’s financial performance. Mr. Anderson-Lehman’s individual performance objectives were related to the Company’s information technology, human resources, strategic procurement, and facilities performance. Mr. Ingram’s individual performance objectives were related to the Company’s revenue performance. Mr. Alter’s individual performance objectives were related to the Company’s legal department operations.
Regarding individual performance, our Chief Executive Officer met with and evaluated each other named executive officer’s performance during 2016 and recommended overall individual performance scores to the Compensation Committee for approval based on his assessment of each named executive officer’s performance relative to his or her individual objectives. The score for Mr. Dunkerley was based on the Compensation Committee’s assessment of Mr. Dunkerley’s overall performance, considering the Company’s performance relative to its peers.
Based on his or her individual performance scores and the Company’s performance relative to the financial and non-financial corporate performance goals, each named executive officer received the amount reported under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below. The Compensation Committee believes that the annual incentives paid to its named executive officers for fiscal year 2016 are appropriate because of the Company’s and each individual’s performance in 2016.
Long-Term Incentive Compensation
The Compensation Committee believes that equity-based awards create an incentive to promote our long-term interests and align the potential economic benefit to our executives from those awards with the interests of our stockholders. Equity-based awards are granted by the Compensation Committee to our named executive officers after considering the recommendations of our Chief Executive Officer (except regarding his own awards).
2016 Equity Compensation
For fiscal 2016, the Compensation Committee granted a combination of time-based and performance-based restricted stock units (“RSUs”) to all executives, except the awards granted to our Chief Executive Officer were 100% performance-based. The Compensation Committee determined that both the performance-based and time-based RSU grants provide retention incentives. The time-based RSUs vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to the employee’s continued service. The performance-based RSUs are subject to both a continued service requirement and financial performance criteria, allowing for the performance-based award to range between 0% and 200% of the target award opportunity. The vesting of these RSUs is subject to double-trigger accelerated vesting if certain terminations of employment occur following a change in control.
In February 2016, the Compensation Committee, following consultation with Cook & Co., granted RSUs to Messrs. Dunkerley, Alter, Anderson-Lehman, and Ingram and Ms. Okinaka as part of the Company’s annual equity grant practice (described more fully under the heading “Determination of Equity-Based Awards Grant Dates” below). Mr. Dunkerley was granted 59,277 RSUs (discussed fully below), Ms. Okinaka was granted 16,790 RSUs, Messrs. Alter and Anderson-Lehman were each granted 16,301 RSUs and Mr. Ingram was granted 16,790 RSUs. For the named executive officers (other than Mr. Dunkerley), 50% of the RSUs granted were subject to time-based vesting and 50% were subject to performance-based vesting (on criteria described below). The maximum number of the performance-based RSUs that can be earned by these named executive officers is 200% of the covered shares. Accordingly, the maximum number of shares that might be earned subject to the RSUs addressed above, other than for Mr. Dunkerley, is 25,185 shares for Ms. Okinaka, 24,452 shares for each of Messrs. Alter and Anderson-Lehman, and 25,185 shares for Mr. Ingram.
The performance-based RSUs for these named executive officers other than Mr. Dunkerley become eligible to vest at the first regularly scheduled Compensation Committee meeting in 2019 assuming continued employment through such date. Vesting will be based on the following table, with performance below a threshold ROIC resulting in the lower percentage achievement (e.g., 14.99% ROIC results in 0% achievement).

ROIC (after tax)	% of PSUs Vesting
Less than 15.0%	0%
15.0%	20%
15.5%	40%
16.0%	60%
16.5%	80%
17.0%	100%
20.0%	120%
20.5%	140%
21.0%	160%
21.5%	180%
22.0%	200%

Mr. Dunkerley’s 2016 RSU award was comprised of two separate performance-based awards. One was an RSU award covering 39,518 shares (the “First Award”). The second restricted stock unit award covered a target of 19,759 shares, up to a maximum of 200% of such target number (the “Second Award”). The First Award becomes eligible to vest if the Company achieves pre-tax net profits, determined under U.S. generally accepted accounting principles, of at least $1,000,000 over any two consecutive Company fiscal quarters that begin after the grant date and prior to January 1, 2020 (the “Performance Goal”). Upon achievement of the Performance Goal, the shares covering the First Award will vest as to 1/3 on each of February 3, 2017, February 3, 2018 and February 3, 2019 subject to Mr. Dunkerley’s continued employment with the Company through each relevant date. If the Performance Goal has not been achieved on a potential vesting date, the portion of the First Award that otherwise could have vested on such vesting date will remain eligible to vest and will vest as of the date of determination of achievement if the Performance Goal is deemed achieved no later than January 1, 2020.
The Second Award becomes eligible to vest as to 1/3 the target shares covering the Second Award at the first regularly scheduled compensation committee meeting in each of 2017 through 2019 assuming continued employment through such date. Vesting for the first tranche was based on the following table, with performance below a threshold ROIC resulting in the lower percentage achievement (e.g., 18.79% ROIC results in 0% achievement). The performance metric for the tranche eligible to vest in 2018 was set in February 2017. The performance metric for the tranche eligible to vest in 2019 will be set in February 2018.

ROIC (after tax)	% of PSUs Vesting
Less than 18.8%	0%
18.80%	20%
19.30%	40%
19.80%	60%
20.30%	80%
20.80%	100%
23.80%	120%
24.30%	140%
24.80%	160%
25.30%	180%
25.80%	200%
Any acceleration of vesting with respect to equity awards is described below following the heading Severance and Change in Control Benefits.
Long-Term Disability Benefits and Life Insurance
Besides the general benefits available to all employees (described below), the Company maintains a long-term disability plan for its executives, including the named executive officers. Under the Company’s executive long-term disability plan, the Company’s named executive officers are entitled to a disability benefit of up to 60% of base salary, capped at $11,000 per month, for non-occupational injury or illness until such executive reaches age 65 or for 12 months after such executive reaches age 65. The Company also pays the premiums on a $300,000 life insurance policy for Mr. Dunkerley.
Severance and Change in Control Benefits
The Compensation Committee believes that certain severance and change in control benefits provide a valuable retention tool for its named executive officers. Through severance benefits, the Company seeks to ensure the applicable named executive officer’s commitment to the Company by providing income stability and protection in the event of such named executive officer’s termination of employment in certain situations.
Double-Trigger Vesting Acceleration
Through change in control benefits, the Company seeks to provide each named executive officer with an incentive to remain with the Company through a potential period of uncertainty presented by a change in control. Equity awards granted to our named executive officers will accelerate vesting only if certain terminations of employment occur following a change in control, or a “double-trigger,” and do not provide for single-trigger change in control vesting.

Mr. Dunkerley’s Severance and Change in Control Benefits
Under his employment agreement, if Mr. Dunkerley’s employment is terminated without “cause” or by Mr. Dunkerley for “good reason” (as such terms are defined in his employment agreement) during its term, then subject to Mr. Dunkerley entering into and not revoking a release of claims in favor of the Company (a “Release”), Mr. Dunkerley will receive a lump-sum cash payment equal to three times his annual base salary and three times the average annual bonus he received in the prior 36 months, up to a maximum payment of $4,000,000. In such event, Mr. Dunkerley also will receive:

(i)
a prorated annual bonus, subject to the attainment of the applicable performance metrics, and with a rating of 1.0 for performance metrics that are not performance-based compensation under Internal Revenue Code Section 162(m);

(ii)
100% vesting acceleration of the First Award and any other full-value awards subject to performance-based vesting similar to the First Award as to which the applicable performance metrics already have been satisfied or deemed satisfied;

(iii)
with respect to the First Award and any other full-value awards subject to performance-based vesting similar to the First Award as to which the applicable performance metrics have not yet been satisfied or deemed satisfied, such awards will remain outstanding following Mr. Dunkerley’s employment termination until the date that the determination is made regarding the extent of achievement of the applicable performance metric, and will become fully vested to the extent that the applicable performance metric is satisfied by the end of the then-current term of his employment agreement;

(iv)
100% vesting acceleration of the Second Award and any other full-value awards subject to performance-based vesting similar to the Second Award as to which the Performance Goal or other similar applicable performance metric has been satisfied as of the date of Mr. Dunkerley’s employment termination, that have not yet completed their applicable performance period, but only to the extent such awards satisfy the applicable performance metrics as measured by shortening the applicable performance period to end on the date of Mr. Dunkerley’s employment termination;

(v)
with respect to the Second Award and any other full-value awards subject to performance-based vesting similar to the Second Award that have not yet completed their applicable performance period and as to which the Performance Goal or other similar applicable performance metric is not certified as having been satisfied prior to Mr. Dunkerley’s date of employment termination, such awards will remain outstanding until the date that the determination is made regarding the extent of achievement of the Performance Goal or similar applicable performance metric, upon which all or a portion of such awards will become fully vested if the Performance Goal or similar applicable performance metric is satisfied by the end of the then-current term of his employment agreement, but only to the extent the applicable performance metrics are satisfied as measured by shortening the applicable performance period to end on the date of Mr. Dunkerley’s employment termination;

(vi)	in lieu of subsidized health benefits after termination of employment, $3,000 per month through the end of the then-current term of his employment agreement;

(vii)	continued life insurance and disability benefits through the end of the then-current term of his employment agreement;

(viii)	continued travel benefits (as described below) through the end of the then-current term of his employment agreement as if he remained an employee through such date;

(ix)	certain benefits for Mr. Dunkerley, his parents, spouse or domestic partner, and his dependents to travel on the Company's commercial flights for the remainder of Mr. Dunkerley's life; and

(x)	reimbursement for up to $50,000 for certain costs associated with relocating from Hawai'i.
Subject to Mr. Dunkerley (or, in the event of his death, his beneficiary) entering into a Release, (a) if Mr. Dunkerley’s employment is terminated without cause and not as a result of his death, he will receive the travel benefits and relocation benefits described above. If Mr. Dunkerley’s employment terminates due to his death or disability, he will receive: (A) a prorated annual bonus subject to achievement of the applicable performance metrics; (B) the vesting benefits described in clause (iii) above, except that Mr. Dunkerley will be entitled only to the vesting of the portion of each award as to which he has satisfied the service-based vesting requirements; and (C) with respect to the equity awards described in clauses (iv) and (v) above, such awards will remain outstanding and be earned and paid as if Mr. Dunkerley had remained employed for the entire applicable performance period, except that Mr. Dunkerley will be entitled only to the vesting of that portion of each award as to which he has satisfied the service-based vesting requirements. In addition, if Mr. Dunkerley remains employed with the Company through March 1, 2018 and if the Company achieves pre-tax net profits, determined in accordance with U.S. generally accepted accounting principles, of at least an aggregate of one million dollars over any two consecutive fiscal quarters in 2017, he will receive an additional severance payment equal to $1,250,000 upon his termination of employment. This additional severance payment will also be made if Mr. Dunkerley’s employment is terminated by the Company prior to March 1, 2018 other than for cause.

Under his employment agreement, Mr. Dunkerley is subject to confidentiality (during and after his employment), non-competition (through 12 months after employment termination), and non-disparagement and non-solicitation provisions (through 24 months after employment termination). If any payment or benefits to Mr. Dunkerley results in any excise tax (or related interest or penalties) under Internal Revenue Code Sections 280G or 4999, such payments and benefits either will be paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for Mr. Dunkerley.
Severance Benefits for Other Named Executive Officers
In consultation with Cook & Co., in December 2016 the Compensation Committee approved a new severance and change in control agreement with each of our named executive officers other than Mr. Dunkerley (each, a “Severance Agreement” and collectively, the “Severance Agreements”). Each Severance Agreement has a three-year term from its effective date and renews automatically for additional, one year terms unless either party provides the other party with written notice of nonrenewal at least 60 days prior to automatic renewal.
Under the Severance Agreements, if, within the period beginning three months prior to and ending 18 months following a change in control, a named executive officer's employment with the Company is terminated by the Company for a reason other than cause, death, or disability or the executive terminates his or her employment with the Company for good reason, then, subject to the effectiveness of a release of claims in a form acceptable to the Company, such executive officer will receive these benefits:

(i)	A lump sum payment equal to 24 months of his or her base salary;

(ii)	A lump sum payment equal to 200% of his or her target annual bonus;

(iii)
A pro-rated annual bonus for the year of termination equal to the annual bonus that the executive would have received based on corporate achievement against goals with any portion based on individual performance determined at the target level;

(iv)	In lieu of subsidized COBRA or other benefits, and payable whether or not the executive elects COBRA coverage, continued payments of $3,000 per month for 24 months; and

(v)
100% of all outstanding equity awards granted to the executive will immediately vest, and, if applicable, become exercisable. If an outstanding equity award is to vest, or the equity award to vest is to be determined, based on performance criteria, then the equity award will vest as to 100% of the equity award assuming the performance criteria have been achieved at target levels for the performance period(s), unless otherwise provided in the agreement relating to such performance-based equity award.

Under the Severance Agreements, if the executive officer’s employment is terminated by the Company for a reason other than cause, death, or disability or the executive terminates his or her employment for good reason and such termination does not occur within the period beginning three months prior to and ending 18 months following a change in control, then, subject to the release requirement as described above, such executive officer will receive these benefits:

(i)	A lump sum payment equal to 12 months of his or her base salary;

(ii)	A pro-rated annual bonus for the year of termination determined as described above; and

(iii)	In lieu of subsidized COBRA or other benefits, and payable whether or not the executive elects COBRA coverage, continued payments of $3,000 per month for 12 months.
In addition, if Mr. Ingram’s employment is terminated by the Company before March 1, 2018 under circumstances that would otherwise entitle him to severance benefits, then he will be entitled to a prorated portion of the $500,000 cash retention bonus due to be paid based on service through March 1, 2018. If a Change in Control occurs prior to March 1, 2018, Mr. Ingram will be entitled to the full cash retention bonus.
The benefits payable to each named executive upon termination or a change in control under their agreements as if the applicable event occurred on December 31, 2016 are reported under the heading “Potential Payments Upon Termination or Change in Control,” below.
Personal Benefits
Each named executive officer and certain members of his or her immediate family and parents may travel for free on the Company’s non-chartered flights. Named executive officers are also reimbursed for the taxes imposed on the first $30,000 of incremental cost on non-standby travel on the Company’s flights. In providing this benefit, the Compensation Committee determined, after conferring with Cook & Co., that similar tax reimbursements are typical in the airline industry and that the benefit represents an immaterial expense to the Company based on historical use of travel privileges.
Our executive officers receive two additional personal benefits. First, following retirement from the Company after age 40 and at least ten years of service, or after age 55 and at least five years of service, former executives and their spouses will be eligible for unlimited travel on Company flights. The former executive will be responsible for all taxes on this benefit.
Second, if named executive officers retire following five years of service, the Company will provide them with access-only medical and prescription drug coverage for the former named executive officer and their eligible dependents until the end of the month in which the executive becomes Medicare eligible. The premiums for such coverage are fully payable by the former executives, with a cost significantly higher than for active employees, such that we expect that this benefit will be approximately cost-neutral to the Company.
In addition, Mr. Dunkerley is provided a $1,000 per month automobile allowance under his employment agreement.
Employee Benefits
The Company’s named executive officers, like all eligible employees of the Company, are eligible to participate in the Company’s health and welfare benefit plans and retirement savings plan (a 401(k) plan).
Compensation Committee Discretion
The Compensation Committee determined that in administering the Company’s current annual cash incentive compensation program, it would retain discretion to reduce the amount of incentives payable to named executive officers in the event a purely mathematical application of the performance criteria under such program results in potential incentive payments that do not properly reflect the Company’s financial performance or such executives’ performance for such year.
Determination of Equity-Based Awards Grant Dates
The Compensation Committee has discretion to determine the time and amount of any equity-based awards, but has generally granted equity-based compensation at the following times: (i) shortly after a new executive’s start date, and (ii) once per year under the stock incentive plan. For discretionary equity-based awards to named executive officers other than the Chief Executive Officer, awards are recommended by the Chief Executive Officer to the Compensation Committee for its consideration and potential approval. The Compensation Committee endeavors to avoid granting equity-based awards in advance of the release of news that might affect the price of our common stock.
Stock Ownership Guidelines; Policies Regarding Hedging the Risk of Security Ownership
In February 2011, the Company adopted stock ownership guidelines to further align the interests of the Company’s executive officers and non-employee directors with the interests of the Company’s stockholders. Each executive officer is expected to accumulate and hold a number of shares of the Company’s common stock equal to or greater than the lesser of (i) a specified multiple of his or her annual base salary, and (ii) the number of shares determined by dividing the dollar amount determined as a multiple of annual base salary by the closing sales price of the Company’s common stock on February 7, 2011 for individuals who were executive officers on such date (or the closing price on the first day they became executive officers if they were not executive officers on that date), and to maintain at least this amount throughout his or her tenure as an executive officer. The base salary multiples are:

Executive Officer Category	Base Salary Multiple
Chief Executive Officer	3 times base salary
Executive Vice Presidents	2 times base salary
Senior Vice Presidents	1 times base salary
These guidelines also apply to any newly hired executive officers.
Our non-employee directors are expected to accumulate and hold a number of shares of the Company’s common stock equal to or greater than the lesser of (i) three times his or her annual retainer for service on the Board (excluding additional retainers associated with committee or chairman service, if any) and (ii) the number of shares determined by dividing the dollar amount determined in (i) by the closing sales price of the Company’s common stock on February 7, 2011 for individuals who were non-employee directors on such date (or the closing price on the first day they became non-employee directors if they were not non-employee directors on that date), and to maintain this minimum amount throughout his or her tenure on the Board. Similar guidelines apply to any newly elected non-employee directors.
The stock ownership guidelines are expected to be achieved within five years for each executive officer and non-employee director, or within five years from the date service commences for new executive officers and non-employee directors. Unexercised stock options do not count for the purposes of computing shares held. Until the guidelines are achieved, our executive officers and non-employee directors are required to retain at least 50% of the net after-tax shares received as a result of exercising options or the delivery of full-value awards.
Our insider trading policy prohibits hedging the economic risk of such ownership as well as pledging our shares as security for a loan.
Risk Assessment
Cook & Co. assisted the Compensation Committee with its evaluation of the potential risks inherent in the Company’s executive and non-executive compensation programs. In early 2016, Cook & Co. evaluated the Company’s executive and non-executive compensation programs and provided a report to the Compensation Committee for its consideration. The report concluded that:

•	Incentive plans are well-aligned with compensation design principles that generally follow best practices;

•	Compensation plans and policies are evaluated at least annually and monitored by an independent compensation committee with the authority to amend or terminate such plans or policies at any time;

•	The Compensation Committee avails itself of independent advisors, who report directly to the Compensation Committee to assist in the oversight function;

•
Management incentives are capped at 200% of the target award opportunity for all participants (200% of salary for the CEO) and plan performance measures are broadly determined to create a balanced approach to paying incentives;

•	The equity plan is carefully managed as to overall participation, allocation of individual awards, and overall usage rates;

•	Equity awards have multi-year vesting periods with performance vesting criteria being added to one-half of the new equity awards beginning in 2011;

•	Severance plans are closely managed and do not provide excessive severance benefits;

•	Stock ownership and retention guidelines were adopted to encourage management and non-employee director ownership in the Company and alignment of their interests with shareholders; and

•	A clawback provision was adopted with respect to the Company’s management incentive plans, if certain financial statement restatements occur.
Based on the Cook & Co., report and its own analysis, the Compensation Committee determined that the Company’s compensation policies and programs were not likely to create risks that would have a material adverse effect on the Company.

2016 Say on Pay Advisory Vote; Frequency of Say on Pay Advisory Vote
On May 18, 2016, we held a stockholder advisory vote to approve the compensation of our named executive officers, commonly referred to as a "Say on Pay" vote. Our stockholders approved the compensation of our named executive officers, with approximately 98% of stockholder votes cast for our 2016 "Say on Pay" resolution. After considering this result, following our annual review of our executive compensation philosophy, the Compensation Committee retained our overall approach to executive compensation. We will hold an annual advisory stockholder vote to approve our named executive officer compensation until considering the results of our "Say on Pay" frequency vote at the Annual Meeting.
Tax and Accounting Treatment
Section 162(m)
Favorable tax treatment of the various elements of our compensation program is a relevant consideration in their design. However, the Company and the Compensation Committee have placed a higher priority on structuring flexible compensation programs to promote the recruitment, retention and performance of key executives than on maximizing tax deductibility. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to the company’s chief executive officer or any of the three other most highly compensated executive officers (other than the chief financial officer). Performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company does not guarantee that compensation intended to qualify as performance-based compensation under Section 162(m) will qualify. The Compensation Committee has in the past and will in the future establish compensation that does not qualify to be exempt from the $1 million limitation when it believes that it is appropriate to meet its compensation objectives. Because Mr. Hershfield is not an outside director under the Section 162(m) rules, during the period that he served on the Compensation Committee he recused himself from all decisions that have the potential to be considered performance-based compensation under Section 162(m).
Accounting Treatment
The Company accounts for stock-based compensation under the requirements of ASC 718. The Company also considers ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.
The Role of Executive Officers in the Compensation Process
The Chief Executive Officer makes recommendations to the Compensation Committee for its consideration on the base salary and incentive compensation of all executive officers other than himself. The Compensation Committee annually reviews the base salary of the Chief Executive Officer and the base salary of the Chief Executive Officer may be increased by the Compensation Committee in its sole and absolute discretion. Other than the Chief Executive Officer, no executive officer participates in setting compensation for named executive officers, although our Chief Financial Officer and Senior Vice President-Human Resources assist in providing relevant financial performance and historical compensation data to the Compensation Committee for their consideration in making decisions about compensation.
Compensation Recovery Policy (Clawback)
On the recommendation of the Compensation Committee, the Board adopted the Company’s “Recoupment Policy Relating to Incentive Compensation of Participants” for any bonus or incentive compensation paid after January 1, 2009. Under the Company’s clawback policy, if any incentive compensation paid to a participant in the Company’s annual incentive plan, including executive officers, was calculated based on the achievement of financial results that were later required to be restated, and, if the individual executive officer engaged in any fraud or misconduct that caused or contributed to the need for such restatement, the Board will require reimbursement, in all appropriate cases, from the executive officer of any portion of the incentive compensation that exceeds the amount that would have been awarded had the financial results been properly reported, as determined by the Board or a committee thereof. The Company’s policy does not authorize the Company to recover any incentive compensation awarded more than two years prior to the date the applicable financial restatement is disclosed.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, which appears in this Proxy Statement, with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Compensation Committee Crystal K. Rose, Chair Donald J. Carty Lawrence S. Hershfield (ceased serving as a member of the Compensation Committee effective February 7, 2017) Richard N. Zwern

March 31, 2017

Summary Compensation Table
The following Summary Compensation Table sets forth certain information regarding compensation paid during the fiscal years ended December 31, 2016, 2015, and 2014 to (1) the Chief Executive Officer, (2) the Chief Financial Officer, and (3) the three most highly compensated executive officers, for fiscal year 2016, other than the individuals serving as our Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity (2) Incentive Plan Compensation	All Other Compensation		Total
		($)	($)	($)	($)	($)		($)
Mark B. Dunkerley	2016	721,686	—	2,006,131	957,181	46,716	(3)	3,731,714
President and Chief Executive Officer	2015	695,000	—	1,599,999	936,000	44,328		3,275,327
	2014	655,625	—	1,418,538	984,725	45,057		3,103,945
Shannon L. Okinaka	2016	396,686	—	567,502	311,137	45,784	(4)	1,321,109
Executive Vice President, Chief Financial Officer and Treasurer	2015	328,371	—	513,932	235,339	48,134		1,125,776
Aaron J. Alter	2016	400,000	—	550,974	313,736	29,149	(5)	1,293,859
Executive Vice President, Chief Legal Officer and Corporate Secretary
Ron Anderson-Lehman	2016	410,000	—	550,974	321,580	23,256	(6)	1,305,810
Executive Vice President and Chief	2015	408,750	—	439,994	248,062	25,281		1,122,087
Administrative Officer	2014	400,000	—	520,838	310,416	54,728		1,285,982
Peter R. Ingram	2016	466,840	—	567,502	422,957	59,522	(7)	1,516,821
Executive Vice President and Chief	2015	453,750	—	439,994	360,400	45,387		1,299,531
Commercial Officer	2014	441,250	—	520,838	421,802	44,739		1,428,629

(1)
Represents the grant date fair value of restricted stock and restricted stock unit awards, as calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, or ASC 718. The following table reflects the aggregate grant date fair value of the 2016 performance-based RSUs granted if they were to vest at the maximum level:

Name	Performance-Based RSUs Maximum Value ($)
Mark B. Dunkerley	2,006,131
Shannon L. Okinaka	567,502
Aaron J. Alter	550,974
Ron Anderson-Lehman	550,974
Peter R. Ingram	567,502

(2)	The dollar amount was earned in the year in which it is reported in the table, but it was paid in the following year.

(3)
This amount includes (i) the Company’s contributions to Mr. Dunkerley’s 401(k) savings account, (ii) a car allowance (iii) paid insurance premiums, (iv) reimbursement of taxes related to flight benefits in the amount of $3,490, and (v) the aggregate incremental cost to the Company of such flight benefits.

(4)
This amount includes (i) the Company’s contributions to Ms. Okinaka's 401(k) savings account, (ii) paid insurance premiums, (iii) reimbursement of taxes related to flight benefits in the amount of $10,694, and (iv) the aggregate incremental cost to the Company of such flight benefits.

(5)
This amount includes (i) paid insurance premiums, (ii) reimbursement of taxes related to flight benefits in the amount of $11,620, and (iii) the aggregate incremental cost to the Company of such flight benefits.

(6)
This amount includes (i) the Company’s contributions to Mr. Anderson-Lehman’s 401(k) savings account, (ii) paid insurance premiums, (iii) reimbursement of taxes related to travel benefits in the amount of $1,896, and (iv) the aggregate incremental cost to the Company of such flight benefits.

(7)
This amount includes (i) the Company’s contributions to Mr. Ingram’s 401(k) savings account, (ii) paid insurance premiums, (iii) reimbursement of taxes related to travel benefits in the amount of $24,135, and (iv) the aggregate incremental cost to the Company of such flight benefits.

Grants of Plan-Based Awards
The following table shows information regarding grants of awards that we made during the fiscal year ended December 31, 2016 to each of the executive officers named in the Summary Compensation Table.

Name	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Mark B. Dunkerley	2/3/2016	(5)	—	—	—	—	39,518	39,518	—	1,335,708
	2/11/2016	(6)	—	—	—	—	19,759	39,518	—	670,423
			—	902,107	—	—	—	—	—	—
Shannon L. Okinaka	2/3/2016		—	—	—	—	8,395	16,790	—	283,751
	2/3/2016		—	—	—	—	—	—	8,395	283,751
			—	297,514	—	—	—	—	—	—
Aaron J. Alter	2/3/2016		—	—	—	—	8,151	16,302	—	275,504
	2/3/2016		—	—	—	—	—	—	8,150	275,470
			—	300,000	—	—	—	—	—	—
Ron Anderson-Lehman	2/3/2016		—	—	—	—	8,151	16,302	—	275,504
	2/3/2016		—	—	—	—	—	—	8,150	275,470
			—	307,500	—	—	—	—	—	—
Peter R. Ingram	2/3/2016		—	—	—	—	8,395	16,790	—	283,751
	2/3/2016		—	—	—	—	—	—	8,395	283,751
			—	350,130	—	—	—	—	—	—

(1)
This column reports the target bonus each named executive officer was eligible to earn in 2016 pursuant to the Company’s 2016 Management Incentive Plan. Each named executive officer’s bonus may be limited by the Company’s bonus pool as described in the Compensation Discussion and Analysis section above. Mr. Dunkerley’s employment agreement provides for a maximum bonus of 200% of his base salary.

(2)
As described in the Compensation Discussion and Analysis section above, each named executive officer other than Mr. Dunkerley was granted RSUs pursuant to the Stock Incentive Plan. This column represents the RSUs subject to performance‑based vesting and can be earned, subject to satisfying the performance metric, from 0% to 200% of the target number of shares, except for the RSUs granted to Mr. Dunkerley which are described in footnotes 5 and 6 below.

(3)
As described in the Compensation Discussion and Analysis section above, each named executive officer other than Mr. Dunkerley was granted RSUs pursuant to the Stock Incentive Plan. This column represents the RSUs subject to time-based vesting and vest at the rate of 331/3% per year beginning on the first anniversary of the date of grant.

(4)	This column shows the fair value of each RSU calculated in accordance with ASC 718.

(5)
Mr. Dunkerley was granted RSUs covering 39,518 shares on February 3, 2016, none of which were eligible to vest unless the Company achieved pre-tax net profits of at least $1,000,000 over any two consecutive Company fiscal quarters commencing after the grant date through the last full fiscal quarter ending prior to January 1, 2020 (the “2016 Type A Performance Metric”). The Compensation Committee certified that the 2016 Type A Performance Metric was satisfied on February 8, 2017. As a result, 1/3 of the shares vested on February 3, 2017, 1/3 of the shares shall vest on February 3, 2018 and 1/3 of the shares shall vest on February 4, 2019, subject to Mr. Dunkerley’s continued employment with the Company through each such vesting date.

(6)
Mr. Dunkerley was granted RSUs covering a target of 19,759 shares and a maximum of 39,518 shares on February 11, 2016, which shall vest after certification of results at the first regularly scheduled Compensation Committee meeting in each of

2017-2019 with 1/3 eligible to vest each year. Vesting is performance-based and can be earned, subject to satisfying the performance metric, from 0% to 200% of the target number of shares.
Outstanding Equity Awards at Fiscal Year-End
The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2016, including both awards subject to performance conditions and non-performance based awards, to each of the executive officers named in the Summary Compensation Table.

			Stock Awards
	Award Grant Date		Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unvested Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Mark B. Dunkerley	2/4/2014	(1)			32,576	1,856,832
	2/4/2014	(2)			16,288	924,597
	2/3/2015	(3)			37,987	2,165,259
	2/3/2015	(4)			18,993	1,082,601
	2/3/2016	(5)			39,518	2,252,526
	2/11/2016	(6)			19,759	1,126,263
Shannon L. Okinaka	2/4/2014	(7)	2,199	125,343
	2/4/2014	(7)			6,597	376,029
	2/3/2015	(7)	3,703	211,071
	2/3/2015	(7)			5,556	316,692
	5/21/2015	(7)	4,115	234,555
	5/21/2015	(7)			6,173	351,861
	2/3/2016	(7)	8,395	478,515
	2/3/2016	(7)			8,395	478,515
Aaron J. Alter	2/3/2016	(8)	8,150	464,550
	2/3/2016	(8)			8,151	464,607
Ron Anderson-Lehman	2/4/2014	(9)	8,959	510,663
	2/4/2014	(9)			26,874	1,531,818
	2/3/2015	(9)	7,834	446,538
	2/3/2015	(9)			11,752	669,864
	2/3/2016	(9)	8,150	464,550
	2/3/2016	(9)			8,151	464,607
Peter R. Ingram	2/4/2014	(10)	8,959	510,663
	2/4/2014	(10)			26,874	1,531,818
	2/3/2015	(10)	7,834	446,538
	2/3/2015	(10)			11,752	669,864
	2/3/2016	(10)	8,395	478,515
	2/3/2016	(10)			8,395	478,515

(1)
Mr. Dunkerley was granted RSUs covering 97,728 shares on February 4, 2014, none of which were eligible to vest unless the Company achieved pre-tax net profits of at least $1,000,000 over any two consecutive Company fiscal quarters commencing after the grant date through the last full fiscal quarter ending prior to January 1, 2018 (the “2014 Type A Performance Metric”). The Compensation Committee certified that the 2014 Type A Performance Metric was satisfied on February 5, 2015. As a result, 1/3 of the shares vested on February 4, 2015, 1/3 of the shares vested on February 4, 2016 and 1/3 of the vested on February 4, 2017.

(2)
Mr. Dunkerley was granted RSUs covering a target of 48,864 shares and a maximum of 97,728 shares on February 4, 2014, which shall vest after certification of results at the first regularly scheduled Compensation Committee meeting in each of 2015-2017 with 1/3 eligible to vest each year. Vesting is performance-based and can be earned, subject to satisfying the performance metric, from 0% to 200% of the target number of shares. The Compensation Committee certified that the performance metric as to 1/3 of the target number of shares at the 140% level was satisfied on February 5, 2015, as to 1/3 of the target number of shares at the 200% level was satisfied on February 3, 2016 and as to 1/3 of the target number of shares at the 200% level was satisfied on February 8, 2017.

(3)
Mr. Dunkerley was granted RSUs covering 56,980 shares on February 3, 2015, none of which were eligible to vest unless the Company achieved pre-tax net profits of at least $1,000,000 over any two consecutive Company fiscal quarters commencing after the grant date through the last full fiscal quarter ending prior to January 1, 2019 (the “2015 Type A Performance Metric”). The Compensation Committee certified that the 2015 Type A Performance Metric was satisfied on November 18, 2015. As a result, 1/3 of the shares vested on February 3, 2016, 1/3 of the shares vested on February 3, 2017 and 1/3 of the shares shall vest on February 3, 2018, subject to Mr. Dunkerley’s continued employment with the Company through each such vesting date.

(4)
Mr. Dunkerley was granted RSUs covering a target of 28,490 shares and a maximum of 56,980 shares on February 3, 2015, which shall vest after certification of results at the first regularly scheduled Compensation Committee meeting in each of 2016-2018 with 1/3 eligible to vest each year. Vesting is performance-based and can be earned, subject to satisfying the performance metric, from 0% to 200% of the target number of shares. The Compensation Committee certified that the performance metric as to1/3 of the target number of shares at the 200% level was satisfied on February 3, 2016 and to 1/3 of the target number of shares at the 200% level was satisfied on February 8, 2017.

(5)
Mr. Dunkerley was granted RSUs covering 39,518 shares on February 3, 2016, none of which were eligible to vest unless the Company achieved pre-tax net profits of at least $1,000,000 over any two consecutive Company fiscal quarters commencing after the grant date through the last full fiscal quarter ending prior to January 1, 2020 (the “2016 Type A Performance Metric”). The Compensation Committee certified that the 2016 Type A Performance Metric was satisfied on February 8, 2017. As a result, 1/3 of the shares vested on February 3, 2017, 1/3 of the shares shall vest on February 3, 2018 and 1/3 of the shares shall vest on February 4, 2019, subject to Mr. Dunkerley’s continued employment with the company through each such vesting date.

(6)
Mr. Dunkerley was granted RSUs covering a target of 19,759 shares and a maximum of 39,518 shares on February 11, 2016, which shall vest after certification of results at the first regularly scheduled Compensation Committee meeting in each of 2017-2019 with 1/3 eligible to vest each year. Vesting is performance-based and can be earned, subject to satisfying the performance metric, from 0% to 200% of the target number of shares. The performance metric was not satisfied for the shares eligible to vest in 2017.

(7)
Ms. Okinaka’s stock awards vest as follows: (i) with respect to the grants of RSUs on February 4, 2014, 2,199 shares vested on February 4, 2015, 2,199 shares vested on February 4, 2016, 2,199 shares vested on February 4, 2017 and 6,597 vested on February 4, 2017 as a result of the Company’s achievement of the stated performance metric, (ii) with respect to the grants of RSUs on February 3, 2015, 1,852 shares vested on February 3, 2016, 1,852 shares vested on February 3, 2017, 1,851 shares shall vest on February 3, 2018 and 5,556 shares are subject to performance‑based vesting, in each case subject to Ms. Okinaka’s continued employment, (iii) with respect to the grants of RSUs on May 21, 2015, 2,058 vested on May 21, 2016, 2,058 shares shall vest on May 21, 2017, 2,057 shares shall vest on May 21, 2018 and 6,173 shares are subject to performance‑based vesting, in each case subject to Ms. Okinaka’s continued employment, and (iv) with respect to the grants of RSUs on February 3, 2016, 2,799 shares vested on February 3, 2017, 2,798 shares shall vest on February 3, 2018, 2,798 shares shall vest on February 3, 2019 and 8,395 shares are subject to performance-based vesting, in each case subject to Ms. Okinaka’s continued employment. The amount shown for the performance‑based RSUs is the target vesting level, and they can be earned, subject to satisfying the performance metric, from 0% to 200% of the shares at the target vesting level.

(8)
Mr. Alter’s stock awards vest as follows: with respect to the grants of RSUs on February 3, 2016, 2,717 shares vested on February 3, 2017, 2,717 shares shall vest on February 3, 2018, 2,716 shares shall vest on February 3, 2019 and 8,151 shares are subject to performance-based vesting, in each case subject to Mr. Alter’s continued employment. The amount shown for the performance‑based RSUs is the target vesting level, and they can be earned, subject to satisfying the performance metric, from 0% to 200% of the shares at the target vesting level.

(9)
Mr. Anderson-Lehman’s stock awards vest as follows: (i) with respect to the grants of RSUs on February 4, 2014, 8,959 shares vested on February 4, 2015, 8,958 shares vested on February 4, 2016, 8,958 shares vested on February 4, 2017 and 26,875 shares vested on February 4, 2017 as a result of the Company’s achievement of the stated performance metric, (ii) with respect to the grants of RSUs on February 3, 2015, 3,918 shares vested on February 3, 2016, 3,917 vested on February 3, 2017, 3,917 shares shall vest on February 3, 2018 and 11,752 shares are subject to performance‑based vesting, in each case subject to Mr. Anderson-Lehman’s continued employment, and (iii) with respect to the grants of RSUs on February

3, 2016, 2,717 shares vested on February 3, 2017, 2,717 shares shall vest on February 3, 2018, 2,716 shares shall vest on February 3, 2019 and 8,151 shares are subject to performance-based vesting, in each case subject to Mr. Anderson-Lehman’s continued employment. The amount shown for the performance‑based RSUs is the target vesting level, and they can be earned, subject to satisfying the performance metric, from 0% to 200% of the shares at the target vesting level.

(10)
Mr. Ingram’s stock awards vest as follows: (i) with respect to the grants of RSUs on February 4, 2014, 8,959 shares vested on February 4, 2015, 8,958 shares vested on February 4, 2016, 8,958 shares vested on February 4, 2017 and 26,875 shares vested on February 4, 2017 as a result of the Company’s achievement of the stated performance metric , (ii) with respect to the grants of RSUs on February 3, 2015, 3,918 shares vested on February 3, 2016, 3,917 shares vested on February 3, 2017, 3,917 shares shall vest on February 3, 2018 and 11,752 shares are subject to performance‑based vesting, in each case subject to Mr. Ingram’s continued employment, and (iii) with respect to the grants of RSUs on February 3, 2016, 2,799 shares vested on February 3, 2017, 2,798 shares shall vest on February 3, 2018, 2,798 shares shall vest on February 3, 2019 and 8,395 shares are subject to performance-based vesting, in each case subject to Mr. Ingram’s continued employment.. The amount shown for the performance‑based RSUs is the target vesting level, and they can be earned, subject to satisfying the performance metric, from 0% to 200% of the shares at the target vesting level.

Option Exercises and Stock Vested
The following table shows the stock options exercised and stock awards vested during fiscal year 2016, to each of the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark B. Dunkerley	—	—	277,095	9,069,563
Shannon L. Okinaka	—	—	16,822	565,286
Aaron J. Alter	—	—	—	—
Ron Anderson-Lehman	—	—	45,016	1,465,965
Peter R. Ingram	50,000	1,801,501	55,729	1,808,674

(1)
The value realized on exercise is calculated by multiplying the number of shares exercised by the difference between the exercise price of the options and the closing price of our common stock on the date of exercise.

(2)	The value realized on vesting is calculated by multiplying the number of shares vested by the closing price of our common stock on the date of vesting.
Potential Payments Upon Termination or Change in Control
We have entered into agreements that will require us to provide compensation to the officers named in the Summary Compensation Table in the event of such executive officer’s termination of employment or a change in control of the Company. Each named executive officer is required pursuant to the terms of his or her employment agreement or severance agreement to adhere to certain restrictive covenants in order to receive the severance payments specified below. The amount of compensation payable to each such executive in each situation is listed in the tables below, and is calculated assuming that the applicable event (termination for the reasons specified below or a change in control) occurred on December 31, 2016.
Mr. Dunkerley.
The following table describes and quantifies the estimated payments and benefits (in addition to accrued but unpaid base salary and bonus and vested benefits pursuant to the Company’s employee benefits plans) that would be provided to Mr. Dunkerley upon certain terminations of employment or a change in control of the Company as of December 31, 2016 pursuant to Mr. Dunkerley’s employment agreement. The details of Mr. Dunkerley’s employment agreement are provided more fully in the Compensation Discussion and Analysis section above. Mr. Dunkerley is bound by the terms of the noncompetition provisions of his employment agreement for a period of 12 months following the effective date of his termination of employment with the Company.

	Termination
Benefits and Payments	Without Cause or for Good Reason(1)	Death	Disability(2)	Qualifying Change in Control(3)
Lump Sum Payment	$4,000,000	$—	$—	$—
Performance/Incentive Bonus	902,107	902,107	902,107	902,107
Continued Health Benefits	42,000	—	—	42,000
Stock Awards(4)	9,408,078	—	—	9,408,078
Insurance Proceeds	—	240,000	1,551,000	—
Insurance Premium Reimbursement (Life, Medical, LTD and AD&D)	17,717	—	—	—
Travel Benefits(5)	25,000	—	—	—
Total	$14,394,902	$1,142,107	$2,453,107	$10,352,185

(1)
Under Mr. Dunkerley’s employment agreement, “Cause” means (i) a material breach by Mr. Dunkerley of his obligations under his employment agreement, after he has been given written notice specifying the breach and has been provided a thirty day opportunity to cure, including, without limitation, willful neglect of Mr. Dunkerley’s duties or Mr. Dunkerley’s willful failure (other than any such failure resulting from the termination of Mr. Dunkerley’s employment for death, disability, retirement or “Good Reason”) to implement or adhere to policies established by, or directives of, the Board of Directors, (ii) Mr. Dunkerley is convicted of, or pleads guilty or no contest to a felony, or written evidence is presented to the Board of Directors that Mr. Dunkerley engaged in a crime that may have an adverse impact on the Company’s reputation and standing in the community, or (iii) Mr. Dunkerley has committed fraud in connection with the business affairs of the Company, regardless of whether such conduct is designed to defraud the Company or others.
Under Mr. Dunkerley’s employment agreement, “Good Reason” means (i) the assignment to Mr. Dunkerley of any duties that are materially inconsistent with his duties as chief executive officer, or that reflect a material reduction of his powers and responsibilities, (ii) Mr. Dunkerley ceasing to report solely to the Board of Directors, (iii) a negative change to Mr. Dunkerley’s title, (iv) the Company’s material breach of any of the provisions of Mr. Dunkerley’s employment agreement, or a material adverse change in the conditions of Mr. Dunkerley’s employment, including, without limitation, a failure by the Company to provide Mr. Dunkerley with incentive compensation and benefit plans that provide comparable benefits and amounts as such type of programs as are provided to other Company executive officers, (v) the relocation of the Company’s principal executive offices to a location outside of the Honolulu area or the Company’s requiring that Mr. Dunkerley be based anywhere other than the Company’s principal executive offices, except for travel on Company business to an extent substantially consistent with Mr. Dunkerley’s position and responsibilities, (vi) following a change in control of the Company, Mr. Dunkerley not remaining as the chief executive officer of a successor publicly‑traded Company or (vii) a failure by the Company to maintain directors’ and officers’ insurance as set forth in Mr. Dunkerley’s employment agreement.

(2)
Mr. Dunkerley is entitled to participate in the Company’s executive long-term disability plan, pursuant to which, if Mr. Dunkerley’s employment were terminated as a result of his disability on December 31, 2016, Mr. Dunkerley would be entitled to a supplemental disability benefit of $11,000 per month until he reaches age 65, as described in the Compensation Discussion and Analysis section above.

(3)
Upon a qualifying change in control, any unvested Type A Restricted Stock Awards shall be assumed or substituted by the acquirer for an equity award equivalent in all material respects with all performance metrics deemed satisfied and any unvested Type B Restricted Stock Awards shall be assumed or substituted by the acquirer for an equity award equivalent in all material respects with the satisfaction of the performance metrics determined as of immediately prior to the consummation of the qualifying change in control. If any such Type A or Type B Restricted Stock Awards are not so assumed or substituted, such Type A Restricted Stock Awards shall become 100% vested and such Type B Restricted Stock Awards shall become 100% vested with respect to any remaining service‑based vesting and determining the satisfaction of the performance metrics as described above upon such qualifying change in control.

(4)
Pursuant to Mr. Dunkerley’s employment agreement, the vesting of any Type A or Type B Restricted Stock Awards as to which the performance metrics have already been satisfied is calculated by multiplying the closing sales price of the Company’s Common Stock on December 30, 2016 ($57.00) by the number of shares of Common Stock underlying the unvested restricted stock held by Mr. Dunkerley on December 31, 2016. For the purposes of this calculation, it is assumed that all of Mr. Dunkerley’s restricted stock to which the performance metrics have already been satisfied will vest upon a qualifying change in control.

(5)
Pursuant to Mr. Dunkerley’s employment agreement, if Mr. Dunkerley’s employment is terminated as a result of his death, disability, by the Company without “Cause” or by Mr. Dunkerley for “Good Reason,” Mr. Dunkerley, his spouse or domestic partner and his dependents shall be entitled to continued travel benefits on Hawaiian’s commercial aircraft for the remainder of Mr. Dunkerley’s life, up to an annual maximum of $25,000 of imputed taxable income per calendar year.

Ms. Okinaka, Mr. Alter, Mr. Anderson-Lehman and Mr. Ingram.
The following tables describe and quantify the estimated payments and benefits (in addition to accrued but unpaid base salary and bonus and vested benefits pursuant to the Company’s employee benefits plans) that would be provided upon termination or a change in control of the Company as of December 31, 2016 for each of our named executive officers other than Mr. Dunkerley. In December 2016, the Compensation Committee approved a new severance and change in control agreement with each of our named executive officers other than Mr. Dunkerley (each, a “Severance Agreement” and collectively, the “Severance Agreements”) and the following tables assume that the Severance Agreements were in effect as of December 31, 2016. The details of the Severance Agreements are provided more fully in the Compensation Discussion and Analysis section above. Each officer’s receipt of any severance payments below is subject to his or her execution and non-revocation of a general release and waiver of claims against the Company. Mr. Ingram is bound by the terms of the noncompetition provisions of his employment agreement for a period of 12 months following the effective date of his termination of employment with the Company.
Ms. Okinaka.

	Termination
Benefits and Payments	Without Cause or for Good Reason(1)	Disability	Without Cause or by Executive for Good Reason during the Change of Control Period(2)
Lump Sum Payment	$400,000	$—	$1,395,029
Performance/Incentive Bonus	297,514	—	297,514
Continued Health Benefits	36,000	—	72,000
Stock Awards(3)	—	—	2,572,581
Insurance Proceeds(4)	—	3,014,000	—
Total	$733,514	$3,014,000	$4,337,124
Mr. Alter.

	Termination
Benefits and Payments	Without Cause or for Good Reason(1)	Disability	Without Cause or by Executive for Good Reason during the Change of Control Period(2)
Lump Sum Payment	$400,000	$—	$1,400,000
Performance/Incentive Bonus	300,000	—	300,000
Continued Health Benefits	36,000	—	72,000
Stock Awards(3)	—	—	929,157
Insurance Proceeds(4)	—	715,000	—
Total	$736,000	$715,000	$2,701,157
Mr. Anderson-Lehman.

	Termination
Benefits and Payments	Without Cause or for Good Reason(1)	Disability	Without Cause or by Executive for Good Reason during the Change of Control Period(2)
Lump Sum Payment	$410,000	$—	$1,435,000
Performance/Incentive Bonus	307,500	—	307,500
Continued Health Benefits	36,000	—	72,000
Stock Awards(3)	—	—	4,088,040
Insurance Proceeds(4)	—	1,529,000	—
Total	$753,500	$1,529,000	$5,902,540

Mr. Ingram.

	Termination
Benefits and Payments	Without Cause or for Good Reason(1)	Disability	Without Cause or by Executive for Good Reason during the Change of Control Period(2)
Lump Sum Payment	$468,650	$—	$1,637,560
Performance/Incentive Bonus	350,130	—	350,130
Continued Health Benefits	36,000	—	72,000
Retention Bonus(5)	287,879		500,000
Stock Awards(3)	—	—	4,115,913
Insurance Proceeds(4)	—	1,892,000	—
Total	$1,142,659	$1,892,000	$6,675,603

(1)
Under the Severance Agreements, “Cause” means (i) repeated neglect by the executive of the executive's employment duties or the executive’s repeated material lack of diligence and attention in performing his or her employment duties, (ii) the executive’s fraudulent conduct in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others, (iii) the executive’s conduct of a criminal nature that may have an adverse impact on the Company’s reputation in the community or other conduct at any time or place which is detrimental to the Company’s reputation and/or goodwill among its customers and/or the community, or (iv) the executive’s repeated failure to follow applicable corporate compliance rules, practices, procedures and ethical guidelines of the Company.

Under the Severance Agreements, “Good Reason” means (i) a material reduction by the Company in the executive’s annual total target cash compensation (other than pursuant to a reduction applying generally to employees of the same corporate rank), (ii) the executive’s relocation to principal offices that are either not located in Oahu, Hawai’i or not within 40 miles of Honolulu, Hawai’i, or (iii) solely during the Change of Control Period, a material reduction in the executive’s job, duties or responsibilities.

(2)
Under the Severance Agreements, “Change of Control Period” means the period beginning on the date three months prior to the first change of control to occur following the effective date of the applicable Severance Agreement and ending on the date eighteen months following such change of control.

(3)
The dollar values in the table are calculated by multiplying the closing sales price of the Company’s Common Stock on December 30, 2016 ($57.00) by the number of shares of Common Stock underlying all RSUs held by the executive at December 31, 2016.

(4)
Each executive is entitled to participate in the Company’s executive long-term disability plan, pursuant to which, if the executive’s employment were terminated as a result of the executive’s disability on December 31, 2016, the executive would be entitled to a supplemental disability benefit of $11,000 per month until the executive reaches age 65, as described in the Compensation Discussion and Analysis section above.

(5)
On May 21, 2015, the Compensation Committee approved a cash retention bonus of $500,000 to Mr. Ingram, payable as a single lump sum on April 1, 2018, subject to his continued employment with the Company through March 1, 2018 (the “Cash Retention Bonus”). In the event that Mr. Ingram’s employment is terminated by the Company before March 1, 2018 under circumstances that would otherwise entitle Mr. Ingram to severance benefits under his employment agreement with the Company, then Mr. Ingram will be entitled to a prorated portion of the Cash Retention Bonus. If a Change in Control of the Company, as that term is defined in Mr. Ingram’s employment agreement, occurs prior to March 1, 2018, Mr. Ingram will be entitled to the full Cash Retention Bonus.

Compensation Committee Interlocks and Insider Participation
During the last fiscal year, our Compensation Committee included Mr. Anderson (committee term ended May 18, 2016), Mr. Hershfield (committee term ended February 7, 2017), Mr. Hirzel (committee term ended March 1, 2016), Ms. Rose and Mr. Zwern. No member of the Compensation Committee has at any time been an employee of ours, except for Mr. Hershfield who previously served as our President and Chief Executive Officer from June 14, 2004 through June 2, 2005. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table provides the beneficial ownership, both direct and indirect, reported to us as of March 13, 2017 (except as otherwise noted in the footnotes) of our Common Stock and Special Preferred Stock, including shares as to which a right to acquire ownership within 60 days of such date exists (for example, through the ability to exercise stock options). The information is presented for beneficial owners of more than 5% of our Common Stock and Special Preferred Stock, and for our directors, our named executive officers and for the group comprised of all of our directors and executive officers. We know of no persons other than those identified below who owned beneficially more than 5% of the outstanding shares of our Common Stock or Special Preferred Stock as of March 13, 2017. The table is based on 53,633,709 shares of Common Stock and one share each of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock outstanding as of March 13, 2017.

Name and Address of Beneficial Owner	Number of Shares of Common and Special Preferred Stock Beneficially Owned		Percent and Class of Common and Special Preferred Stock Beneficially Owned
BlackRock, Inc.	5,985,151	(1)	11.2% of Common Stock
55 East 52nd Street
New York, NY 10055
The Vanguard Group	5,864,065	(2)	11.0% of Common Stock
100 Vanguard Boulevard
Malvern, PA 19355
AJO, LP	3,306,818	(3)	6.2% of Common Stock
230 S. Broad Street, 20th Floor
Philadelphia, PA 19102
International Association of Machinists and Aerospace Workers, AFL-CIO	1		100% of Series B Special
9000 Machinists Place			Preferred Stock (constituting
Upper Marlboro, MD 20772			33.3% of all Special Preferred
Attn: Sito Pantoja, General Vice President-Transportation			Stock)
Association of Flight Attendants	1		100% of Series C Special
501 Third Street, N.W.			Preferred Stock (constituting
Washington, DC 20001			33.3% of all Special Preferred
Attn: Edward Gilmartin, Esq.			Stock)
Hawaiian Master Executive Council	1		100% of Series D Special
c/o Air Line Pilots Association			Preferred Stock (constituting
3375 Koapaka Street, Suite F-238-10			33.3% of all Special Preferred
Honolulu, HI 96819			Stock)
Attn: Master Chair, Hawaiian MEC
Mark B. Dunkerley**	361,363		Common Stock*
Lawrence S. Hershfield**	342,184	(4)	Common Stock*
Donald J. Carty**	3,712	(5)	Common Stock*
Earl E. Fry**	1,769	(6)	Common Stock*
Joseph Guerrieri, Jr.**	1,769	(7)	Common Stock*
Randall L. Jenson**	45,466	(8)	Common Stock*
Crystal K. Rose**	17,721	(9)	Common Stock*
William S. Swelbar**	12,675	(10)	Common Stock*
Duane E. Woerth**	10,175	(11)	Common Stock*
Richard N. Zwern**	32,866	(12)	Common Stock*
Aaron J. Alter**	1,689		Common Stock*
Ron Anderson-Lehman**	54,905		Common Stock*
Peter R. Ingram**	209,898		Common Stock*
Shannon L. Okinaka**	24,676		Common Stock*
Directors and executive officers as a group (17 persons)	1,180,354	(13)	2.3% of Common Stock

*	Less than 1%.

**	Address is c/o Hawaiian Holdings, Inc., 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819.

(1)
Based solely on information reported by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed with the SEC on January 12, 2017, BlackRock has sole voting power with respect to 5,893,018 of the shares and sole dispositive power with respect to all of the shares.

(2)
Based solely on information reported by The Vanguard Group on Schedule 13G/A filed with the SEC on February 13, 2017, The Vanguard Group has sole voting power with respect to 102,807 of the shares, sole dispositive power with respect to 5,761,182 of the shares and shared dispositive power with respect to 102,883 of the shares.

(3)
Based solely on information reported by AJO, LP on Schedule 13G filed with the SEC on February 10, 2017, AJO, LP has sole voting power with respect to 1,985,000 of the shares and sole dispositive power with respect to all of the shares.

(4)
Represents (i) 340,415 shares of Common Stock owned directly by Mr. Hershfield and (ii) 1,769 shares of Common Stock underlying restricted stock units that will be distributed within 60 days of March 13, 2017.

(5)	Represents (i) 3,000 shares of Common Stock owned directly by Mr. Carty and (ii) 712 shares of Common Stock underlying restricted stock units that will be distributed within 60 days of March 13, 2017.

(6)	Represents 1,769 shares of Common Stock underlying restricted stock units that will be distributed within 60 days of March 13, 2017.

(7)	Represents 1,769 shares of Common Stock underlying restricted stock units that will be distributed within 60 days of March 13, 2017.

(8)
Represents (i) 33,697 shares of Common Stock owned directly by Mr. Jenson, (ii) 10,000 shares of Common Stock underlying stock options that are exercisable within 60 days of March 13, 2017 and (iii) 1,769 shares of Common Stock underlying restricted stock units that will be distributed within 60 days of March 13, 2017.

(9)
Represents (i) 15,952 shares of Common Stock owned directly by Ms. Rose and (ii) 1,769 shares of Common Stock underlying restricted stock units that will be distributed within 60 days of March 13, 2017.

(10)
Represents (i) 10,906 shares of Common Stock directly owned by Mr. Swelbar and (ii) 1,769 shares of Common Stock underlying restricted stock units that will be distributed within 60 days of March 13, 2017.

(11)
Represents (i) 6,740 shares of Common Stock directly owned by Mr. Woerth, (ii) 1,666 shares of Common Stock underlying stock options that are exercisable within 60 days of March 13, 2017 and (iii) 1,769 shares of Common Stock underlying restricted stock units that will be distributed within 60 days of March 13, 2017.

(12)
Represents (i) 31,097 shares of Common Stock directly owned by Mr. Zwern and (ii) 1,769 shares of Common Stock underlying restricted stock units that will be distributed within 60 days of March 13, 2017.

(13)
Represents (i) 1,153,824 shares of Common Stock beneficially owned by all of our directors and executive officers, (ii) 11,666 shares of Common Stock underlying stock options that are exercisable within 60 days of March 13, 2017 and (iii) 14,864 shares of Common Stock underlying restricted stock units that will be distributed within 60 days of March 13, 2017.

Special Preferred Stock
The IAM, the AFA and the ALPA hold one share of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock, respectively, which entitle each Union to nominate one director. Mr. Guerrieri is the IAM’s designee to the Board of Directors, Mr. Swelbar is the AFA’s designee to the Board of Directors and Mr. Woerth is the ALPA’s designee to the Board of Directors. The Special Preferred Stock Designees are not elected by the holders of the Common Stock, and their election is, accordingly, not to be considered at the Annual Meeting. Each Union, as a holder of Special Preferred Stock, has the right to designate a nominee to fill a vacancy on the Board of Directors caused by the removal, resignation or death of a director whom such holder is entitled to nominate pursuant to our Amended By-Laws. If such vacancy is not filled by the Board of Directors within 30 days of such nomination, such vacancy may be filled by the written consent of the applicable holder of Special Preferred Stock. In addition to the rights described above, each series of the Special Preferred Stock, unless otherwise specified: (1) ranks senior to the Common Stock and ranks pari passu with each other such series of Special Preferred Stock with respect to the liquidation, dissolution and winding up of the Company and will be entitled to receive $0.01 per share before any payments are made, or assets distributed to holders of any stock ranking junior to the Special Preferred Stock; (2) has no dividend rights unless a dividend is declared and paid on the Common Stock, in which case the Special Preferred Stock would be entitled to receive a dividend in an amount per share equal to two times the dividend per share paid on the Common Stock; (3) is entitled to one vote per share of such series and votes with the Common Stock as a single class on all matters submitted to holders of the Common Stock; and (4) automatically converts into the Common Stock on a 1:1 basis at such time as such shares are transferred or such holders are no longer entitled to nominate a representative to our Board of Directors pursuant to their respective collective bargaining agreements.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides the specified information as of December 31, 2016, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by all compensation plans previously approved by our security holders, and by all compensation plans not previously approved by our security holders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted‑average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	629,418	(1)	$5.63	5,441,997
Equity compensation plans not approved by security holders	—		—	—
Total	629,418		5.63	5,441,997

(1)	Includes 19,666 shares subject to outstanding options and 609,752 shares subject to restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Party Transactions
We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, the Governance and Nominating Committee monitors and reviews any issues regarding the “independence” of directors or involving potential conflicts of interest, and evaluates any change of status or circumstance with respect to a director and determines the propriety of the director’s continued service in light of that change.
Related Party Transactions
During 2016, the Company did not engage in any related party transactions.

REPORT OF THE AUDIT COMMITTEE
The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the Company’s management. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors.
The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting.
The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2016 and discussed such statements with management. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees—AU Section 380), as amended.
The Audit Committee received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee, and discussed with Ernst & Young its independence.
Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, and be filed with the SEC. The Audit Committee also appointed Ernst & Young to serve as our independent registered public accounting firm for the year 2017.
This report of the Audit Committee shall not be deemed to be soliciting material or incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that this information be treated as soliciting material or specifically incorporates this information by reference, nor shall it be deemed filed under such Acts.
The Audit Committee
Earl E. Fry, Chairman
Donald J. Carty
Randall L. Jenson
Richard N. Zwern (ceased serving as a member of the Audit Committee effective February 7, 2017)
March 31, 2017

PROPOSAL NO. 2: RATIFICATION OF ERNST & YOUNG AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017
The Audit Committee of our Board of Directors has selected Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Our financial statements for the 2016 fiscal year were audited and reported upon by Ernst & Young.
Representatives of Ernst & Young will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and make a statement should they so desire.
Ratification of the appointment of Ernst & Young as our independent registered public accounting firm is not required pursuant to our Amended By-Laws, our other governing documents or applicable law. However, the Board of Directors is submitting the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
The amounts set forth below include all fees paid to Ernst & Young for services provided to us during 2016 and 2015.
Audit Fees
Fees for audit services rendered by Ernst & Young to us totaled $1.6 million in 2016 and $1.5 million in 2015. Audit fees consist primarily of fees for the audits of our consolidated financial statements and the financial statements of Hawaiian, the audit of our internal control over financial reporting, the review of the interim condensed consolidated financial statements included in our quarterly reports, attestation services required by statute or regulation, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audits and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted accounting principles. All of the foregoing services rendered by Ernst & Young were pre-approved by the Audit Committee.
Audit-Related Fees
Fees for audit-related services totaled $0.1 million for 2016 and consisted primarily of fees related to consultations related to adoption of new accounting standards affecting future audit periods. Ernst & Young did not provide any audit-related services for 2015.
Tax Fees
Fees for tax services rendered by Ernst & Young to us totaled $0.2 million in 2016 and $0.1 million in 2015. Tax fees consist primarily of fees for the preparation of federal, state and foreign tax returns, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audits. All of the foregoing services rendered by Ernst & Young were pre-approved by the Audit Committee.
Other Fees
Ernst & Young did not provide any professional services during fiscal 2016 or 2015 other than those described under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policies
The policy of the Audit Committee is to pre-approve the audit, audit‑related, tax and non-audit services to be performed during the year on an annual basis, in accordance with a schedule of such services approved by the Audit Committee. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit‑related services and tax services to be provided by the auditors will be subject to general pre-approval by the Audit Committee. The Audit Committee may grant specific case-by-case approval for permissible non-audit services. The Audit Committee will establish pre-approval fee levels or budgeted amounts for all services to be provided on an annual basis. Any proposed services exceeding those levels or amounts will require specific pre-approval by the Audit Committee. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee, who will report any such pre-approval decisions to the Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR ITS FISCAL YEAR ENDING DECEMBER 31, 2017.

PROPOSAL NO. 3: NON-BINDING VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The "Say on Pay" vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. The "Say on Pay" vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we may communicate directly with stockholders to better understand the concerns that influenced the vote, but in all events we will consider our stockholders’ concerns and will share them with the Compensation Committee which will evaluate whether any actions are necessary to address those concerns.
See the “Executive Compensation” section for more information regarding our 2016 executive compensation program. Our Compensation Committee, assisted by its independent compensation consultant, Frederic W. Cook & Co., Inc., stays informed of developing executive compensation best practices and strives to implement them.
We believe that the information provided within the Executive Compensation section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

PROPOSAL NO. 4: NON-BINDING VOTE ON THE FREQUENCY OF
THE NON-BINDING VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding "Say on Pay" vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, such as Proposal 3. By voting on this Proposal 4, stockholders may indicate whether they would prefer a "Say on Pay" vote once every one, two, or three years.
Our Board of Directors believes that the "Say on Pay" vote should be conducted every year so that our stockholders may provide us with their direct feedback on our named executive officer compensation decisions, as disclosed in our Proxy Statement each year. If the "Say on Pay" vote is held less frequently than annually, then it would be more difficult for us to understand which compensation decisions are supported by our stockholders and which are not.
We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.
You may cast your vote on your preferred "Say on Pay" voting frequency by choosing the option of one year, two years, or three years, or abstain from voting.
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the "Say on Pay" vote that has been selected by stockholders. However, because this vote is advisory and not binding on the Company, the Compensation Committee or our Board of Directors in any way, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ANNUAL VOTE AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. THE OPTION RECEIVING THE GREATEST NUMBER OF VOTES (EVERY ONE, TWO OR THREE YEARS) WILL BE CONSIDERED THE FREQUENCY SELECTED BY STOCKHOLDERS.

OTHER MATTERS
We know of no other matters to come before the Annual Meeting other than those stated in the Notice of the Annual Meeting. To date, we have not received any stockholder proposals. However, if any other matters are properly presented to the stockholders for action, it is the intention of the proxyholders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Such persons are also required to provide us with copies of all such reports filed with the SEC. Based solely upon the information supplied to us by these persons, we are required to report any known failure to file these reports within the specified period. To our knowledge, based solely upon a review of the Section 16(a) reports furnished to us and the written representations of these reporting persons, these persons complied with all filing requirements in a timely fashion for fiscal year 2016, except for the following: a transaction that should have been reported on Form 4 for Barbara D. Falvey by February 24, 2016 which was reported on Form 5 on February 10, 2017; a transaction that should have been reported on Form 4 for Theo Panagiotoulias by August 31, 2016 which was reported on September 2, 2016; and a transaction that should have been reported on Form 4 by December 19, 2016 for Mark B. Dunkerley which was reported on January 20, 2017.
STOCKHOLDER PROPOSALS
Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so that they are received at our principal executive offices no later than the close of business on December 1, 2017. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
In order to be properly brought before the 2018 annual meeting of stockholders, a stockholder’s notice of a matter the stockholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the stockholder wishes to nominate as a director, must be delivered to the Corporate Secretary of the Company at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the 2017 Annual Meeting. As a result, any notice given by a stockholder pursuant to these provisions of our Amended By-Laws (and not pursuant to the SEC Rule 14a-8) must be received no later than the close of business on February 9, 2018, and no earlier than the close of business on January 10, 2018, unless our annual meeting date occurs more than 30 days before or more than 70 days after May 10, 2018. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.
To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Amended By-Laws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Amended By-Laws and SEC requirements. We will not consider any proposal or nomination that does not meet the Amended By-Laws and SEC requirements for submitting a proposal or nomination.

AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT
Pursuant to SEC rules, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. Copies of this Proxy Statement and our 2016 Annual Report to Stockholders which includes financial statements for the year ended December 31, 2016, as well as other information about our activities, are available at http://www.astproxyportal.com/ast/17758. The 2016 Annual Report to Stockholders is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.
A COPY OF THIS PROXY STATEMENT AND THE FORM 10-K ANNUAL REPORT (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2016, WHICH WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE TO ANY STOCKHOLDER UPON WRITTEN REQUEST, WITHOUT CHARGE. THE REQUEST SHOULD BE DIRECTED TO HAWAIIAN HOLDINGS, INC., ATTENTION: CORPORATE SECRETARY, 3375 KOAPAKA STREET, SUITE G-350, HONOLULU, HI 96819.

OWNERSHIP QUESTIONNAIRE

In order to vote your shares in Hawaiian Holdings, Inc., you must certify your citizenship.

The Federal Transportation Act requires that U.S. air carriers like Hawaiian Airlines, the wholly owned subsidiary of Hawaiian Holdings, Inc., be owned and controlled by U.S. Citizens. 49 U.S.C. ss.ss. 40102(a)(15). 41102.

To assure that Hawaiian Airlines complies with this requirement, you must complete the following certification regarding the citizenship of the owner of the shares in Hawaiian Holdings, Inc.

The owner of the shares is a "citizen of the United States" as defined by the Transportation Act if the owner is any ONE of the following:

- an individual who is a citizen of the United States;
- a partnership each of whose partners is an individual who is a citizen of the United States;
- a corporation or association organized under the laws of the United States or of any State of the United States, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75 percent of the voting interest is owned or controlled by persons that are citizens of the United States.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

0

HAWAIIAN HOLDINGS, INC.

Proxy for Annual Meeting of Stockholders on May 10, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Lawrence S. Hershfield, Mark B. Dunkerley, Shannon L. Okinaka and Aaron J. Alter as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock and special preferred stock of Hawaiian Holdings, Inc. held of record by the undersigned at the close of business on March 13, 2017 at the Annual Meeting of Stockholders to be held Wednesday, May 10, 2017 at 8:00 a.m. Hawaii time at The Hilton Hawaiian Village Waikiki Beach Resort, Kalia Executive Conference Center, Hibiscus Suite, 2005 Kalia Road, Honolulu, HI 96815, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

HAWAIIAN HOLDINGS, INC.

Wednesday, May 10, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17758

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730304000000003000 8 051017

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND "ONE YEAR" FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Donald J. Carty
- ○ Mark B. Dunkerley
- ○ Earl E. Fry
- ○ Lawrence S. Hershfield
- ○ Randall L. Jenson
- ○ Crystal K. Rose
- ○ Richard N. Zwern

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, "FOR" Proposal 2 and Proposal 3, and "ONE YEAR" for Proposal 4.**

OWNERSHIP QUESTIONNAIRE

Please mark ONE box ONLY indicating if stock owned of record or beneficially by you is owned or contributed by persons who are U.S. Citizens or non U.S. Citizens **(See reverse side of this card for additional information.)**

Please check if owner of record is a U.S. Citizen	Please check if owner of record is NOT a U.S. Citizen
☐	☐

A box must be checked in order for this card to be considered valid

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.